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As filed with the Securities and Exchange Commission on May 4, 2000

Registration No. 333-32230

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LSC, INCORPORATED
(Exact name of registrant as specified in its charter)

Minnesota	7372	75-1977026
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1270 Eagan Industrial Road, Suite 160
Eagan, Minnesota 55121-1231
(651) 554-1500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

J. B. (Brad) Balogh
President and Chief Executive Officer
LSC, Incorporated
1270 Eagan Industrial Road, Suite 160
Eagan, Minnesota 55121-1231
(651) 554-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Letscher, Esq.	Jeffrey C. Robbins, Esq.
Mark J. Sexton, Esq.	Lesley L. Zaun, Esq.
Oppenheimer Wolff & Donnelly LLP	Messerli & Kramer P.A.
Plaza VII, Suite 3300, 45 South Seventh Street	1800 Fifth Street Towers, 150 South Fifth Street
Minneapolis, Minnesota 55402	Minneapolis, Minnesota 55402
(612) 607-7000	(612) 672-3600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	3,450,000	$9.00	$31,050,000	$8,250.00

(1)
Includes 450,000 shares that the underwriters may purchase pursuant to an over-allotment option.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)
Previously paid.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED            , 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

3,000,000 Shares

[LOGO]

Common Stock

    This is an initial public offering of shares of LSC, Incorporated. All of the 3,000,000 shares of common stock are being offered by LSC. We anticipate that the initial public offering price will be between $7.00 and $9.00 per share.

    We have applied for the listing of our common stock on the Nasdaq National Market under the symbol "LSCI."

    Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts	$	$

Proceeds, before expenses, to LSC	$	$

    We have granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of our common stock to cover over-allotments.

    The underwriters expect to deliver the shares of common stock to purchasers on or about            , 2000.

ROTH CAPITAL PARTNERS, INC.	CRAIG HALLUM CAPITAL GROUP, INC.

The date of this prospectus is            , 2000

    The graphics below show requests to access information on a web site coming in from the Internet. These requests are routed to one of three servers to balance the workload and provide optimal response times. However, the approaches differ radically.

    The top image represents the traditional approach, in which businesses and organizations segment their web site content on multiple servers attached to multiple disk storage. By segmenting, the goal is to put a portion of the workload onto each server. However, this segmentation often results in one server carrying the bulk of the workload while the other servers perform relatively little work. In addition, this duplication of disk storage results in greater hardware expense and significantly higher administration costs.

    The lower graphic shows our SAM-QFS using the Shared Reader/Single Writer features. Each of the three servers is running SAM-QFS with the Shared Reader option. This enables all three servers to access the same SAM-QFS file system on the same disk storage unit. The graphic also shows a fourth server accessing the same SAM-QFS file system. This fourth server is the Single Writer. It is the only server from which the site can write data into the SAM-QFS file system.

    There are two main benefits of our SAM-QFS configuration. First, the site does not need to segment its data on three different servers with three different disk storage units. This results in a cost savings in hardware and administration of the web sites. Second, the load is balanced, with each server handling an equal portion of the workload. This implementation is unique within the industry because we do not believe that other UNIX file systems can provide multiple, simultaneous server access to the same file system on the same disk storage units. The SAM-QFS Shared Reader/Single Writer features offer customers a mechanism for optimizing performance and minimizing cost not available to them with other products.

[GRAPH TO COME]

    Through and including            , 2000 (25 days after the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

    You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy the shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PROSPECTUS SUMMARY

    Following is a summary of the more detailed information and the financial statements and notes contained elsewhere in this prospectus. We encourage you to read the entire prospectus carefully, including the section titled "Risk Factors" and the financial statements and the notes to those financial statements.

Our Business

    We develop, license and support data storage software. Our software products provide data storage management for computer systems ranging in size from single servers to large, complex networks. Our software products meet the demands of organizations requiring uninterrupted access to information 24 hours per day, seven days per week. Our products allow organizations to efficiently and reliably create, store, access, manage, analyze and move data across local and remote computer networks and over a new type of computing environment, called a storage area network or SAN, which we believe will emerge as a preferred data storage method.

    We have over 600 licenses of our software in 33 countries with more than 250 customers, including BMW, Boeing, Bristol-Myers Squibb, Delta Airlines, Hallmark, the Mayo Clinic, NASA, Shell Oil and Xerox.

    We currently offer six primary software products and have additional products under development. Our core product, Storage and Archive Manager File System or SAM-FS, is our main revenue generator. Revenue attributable to SAM-FS accounted for 71.8%, 84.4% and 73.2% of our total revenue for 1997, 1998 and 1999, respectively.

Industry Background

    Until recently, organizations required data storage software only for high performance computing applications generating enormous quantities of data, such as military or oil and gas exploration applications. In recent years, however, the emergence of lower cost, powerful workstations, high speed computer networks and the Internet has led to broader demand for data storage management. Today, diverse organizations such as hospitals, printing companies, automotive manufacturers and retailers generate their own massive amounts of data demanding high performance computer networks. In turn, these organizations now require sophisticated data storage software to more effectively utilize their increasing amounts of data. International Data Corporation, an independent technology research firm, estimates that the overall market for data protection and management software is growing from $3.5 billion in 1998 to $6.7 billion in 2003.

Our Market Positioning and Strategy

    We believe that our data storage software meets and exceeds the increasing demands of today's organizations to handle large volumes of data because we have designed our products to provide:

  •
  scalability, or the ability of our products to efficiently manage customers' storage systems as their hardware components and data storage management needs increase;

  •
  protection against data loss and file system corruption;

  •
  SAN capability, or the ability of multiple computer servers to share the same data on a common group of storage devices;

  •
  rapid data recovery in the event of computer system failure;

  •
  consistent and uninterrupted access to data;

  •
  access to data over commonly used computer networks, the Internet and SANs;

  •
  compatibility with leading computer applications and ease of use;

  •
  the ability for customers' data storage hardware to perform at essentially full rated speeds; and

  •
  flexible automated management.

    Our data storage software products operate only on the Sun Microsystems Solaris operating system. Sun is the leading provider of UNIX operating environments. We market our software directly to original equipment manufacturers, or OEMs, and to end users through resellers, value added resellers, hardware distributors, application software vendors and system integrators.

    Our objective is to emerge as a market leader among providers of data storage software. Our plans for meeting this goal are to:

  •
  introduce new products through our development efforts;

  •
  build brand awareness and product recognition;

  •
  retain more OEMs and distribution partners in an effort to license our products for new applications and into new markets; and

  •
  pursue strategic product or technology acquisitions.

Our History and Structure

    We were originally incorporated in Texas in 1985 as a consulting company. In 1993, we reincorporated in Minnesota and began focusing exclusively on data storage software in 1997. Our principal executive offices are located at 1270 Eagan Industrial Road, Suite 160, Eagan, Minnesota 55121-1231, and our telephone number is (651) 554-1500. We own or have rights to trademarks that we use in connection with the sale of our products. This prospectus also makes reference to trademarks and trade names of other companies.

The Offering

Common stock offered	3,000,000 shares
Common stock to be outstanding after the offering	7,540,834 shares
Use of proceeds	Although we have no firm plans for how to use the net proceeds of this offering, we anticipate using the net proceeds for expansion of sales and marketing, development of new data management storage software products and working capital and general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol	LSCI

    The table above and, unless otherwise specified, other references in this prospectus to our outstanding common stock, are based on the number of shares outstanding as of March 31, 2000, assume that the underwriters' over-allotment option will not be exercised and exclude:

  •
  1,000,000 shares of common stock reserved for issuance under our 1992 stock option plan, under which options to acquire 782,600 shares are outstanding at a weighted average exercise price of $2.88 per share, options to acquire 166,000 shares are outstanding at an exercise price equal to the initial public offering price in this offering and options to acquire 51,400 shares are available for future issuance;

  •
  1,000,000 shares of common stock reserved for issuance under our 2000 stock incentive plan, under which no awards have been granted;

  •
  850,000 shares of common stock reserved for issuance under stock options and an agreement to grant stock options at a weighted average exercise price of $3.59 per share;

  •
  200,000 shares of common stock reserved for issuance under our employee stock purchase plan, which will commence after completion of this offering;

  •
  357,562 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.29 per share;

  •
  up to 300,000 shares of common stock issuable upon exercise of warrants to be issued to the underwriters; and

  •
  40,000 shares of common stock an individual claims to hold but which we do not treat as outstanding because we believe the individual is required to forfeit these shares.

Summary Financial Data
(in thousands, except share and per share data)

    The following table presents summary financial data for our five most recent completed fiscal years. Because the information in this table is only a summary and does not provide all of the information contained in our financial statements, including related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 19 and our financial statements and related notes beginning on page F-1.

	Fiscal Year Ended December 31,					Three Months Ended March 31,
	1995	1996	1997	1998	1999	1999	2000
						(unaudited)
Statement of Operations Data:
Revenue	$709	$2,031	$2,360	$3,517	$5,705	$1,183	$1,706
Gross profit	252	1,170	1,586	3,021	4,896	1,046	1,532
Operating expenses:
Research and development	713	862	977	1,041	1,499	299	456
Sales and marketing	602	943	1,510	1,438	1,595	328	448
General and administrative	306	435	427	421	913	95	178

Total operating expenses	1,621	2,240	2,914	2,900	4,007	722	1,082
Operating income (loss)	(1,369)	(1,070)	(1,329)	121	889	324	450
Interest income (expense), net	16	57	(129)	(343)	(86)	(28)	4
(Loss) on disposal of assets	—	—	—	(7)	—	—	—

Income (loss) before income taxes	(1,353)	(1,013)	(1,458)	(229)	803	296	454

Income tax expense	—	—	—	—	66	16	52
Net income (loss)(1)	(1,353)	(1,013)	(1,458)	(229)	737	280	402
Net income (loss) per common share:
Basic	(.36)	(.24)	(.34)	(.05)	.17	.06	.09
Diluted	(.36)	(.24)	(.34)	(.05)	.14	.06	.06
Weighted average common shares outstanding:
Basic	3,758,284	4,297,802	4,326,294	4,331,746	4,347,097	4,337,333	4,540,834
Diluted	3,758,284	4,297,802	4,326,294	4,331,746	5,471,706	5,068,754	6,341,652
	As of March 31, 2000
	Actual	As Adjusted(2)
Balance Sheet Data:
Cash	$1,280	$22,470
Working capital	1,985	23,175
Total assets	3,395	24,585
Total current liabilities	1,267	1,267
Long term liabilities	6	6
Total stockholders' equity	2,122	23,312

(1)
Includes non-cash stock compensation expense of $489,195 and $49,231 for the year ended December 31, 1999 and for the three months ended March 31, 2000, respectively.

(2)
The as adjusted amounts reflect the receipt and application of the net proceeds from the sale of 3,000,000 shares of our common stock at an assumed initial public offering price of $8.00, after deducting the underwriting discounts and estimated offering expenses payable by us.

RISK FACTORS

    You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the events described below occur, our business, financial condition and results of future operations will or could suffer materially. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. You should also consider the other information in this prospectus.

Risks Related to Our Business

We have a history of operating losses and we may not be profitable in the future.

    We incurred losses from our inception through 1998 and, as of March 31, 2000, had an accumulated deficit of $5,075,571. We cannot assure you that we will be able to generate significant revenues or earnings in the future based upon the sales of current or future products.

A decline in demand for data storage software products could materially harm our business.

    We market only data storage software products, and our business depends on continued demand for these products. Demand for data storage software products could decline if organizations use alternative technologies or otherwise reduce their dependence on these products. We cannot assure you that changes in the business environment or in current or future competition will not significantly diminish the demand for data storage software products and cause our business, financial condition and results of operations to suffer.

Our products work on only one computer operating system and this may deter their use.

    Our data storage software products operate only on the Sun Microsystems Solaris operating system. Therefore, our potential customers must have the Solaris operating system and compatible hardware. Potential customers also need in house IT personnel familiar with the Solaris operating system. The single operating system capability of our products may deter potential customers from acquiring them. In addition, because Sun Microsystems owns the Solaris operating system, if Sun is unable or unwilling to maintain and support the Solaris operating system or if it becomes obsolete for any other reason, our business, financial condition and results of operations will suffer.

We depend heavily on revenue from licensing of one product and its continued market acceptance.

    Our business is particularly dependent on generating revenue from licenses for our lead product, SAM-FS. Revenue attributable to SAM-FS accounted for 71.8%, 84.4% and 73.2% of our total revenue for 1997, 1998 and 1999, respectively. As a result, our business is materially dependent on the commercial success of SAM-FS and other products we have derived or are deriving from SAM-FS. If licenses of SAM-FS materially decrease for any reason, our business, financial condition and results of operations would suffer.

Our planned significant increase in operating expenses may reduce or eliminate our profitability.

    We intend to significantly increase our operating expenses as we expand our sales and marketing efforts, develop new data storage software products and operate as a public company. We anticipate incurring expenses before we generate any revenue from this spending increase. If we do not significantly increase revenue through these efforts, our business, financial condition and results of operations could suffer.

We rely greatly on distribution partners who may not effectively market our products.

    We generally do not license our data storage software products directly to end users. Instead, we market our products primarily through our distribution partners, including OEMs, resellers, value added resellers, hardware distributors, application software vendors and system integrators. Our revenues and success are dependent on these distribution partners, and on our ability to attract and retain new distribution partners. Our distribution partners are independent businesses that we do not control. Therefore, we cannot assure you that they will market or license our products effectively. Among other considerations, you should be aware that:

  •
  we do not require our distribution partners to make any minimum purchases from us;

  •
  because our agreements with distribution partners are non-exclusive, our distribution partners may market, or devote their efforts and resources to, competing product lines; and

  •
  some OEMs and other distribution partners market our data storage software products under their own brand names, limiting our brand name recognition.

    If our strategy of relying on distribution partners fails and we do not develop alternative distribution strategies in a timely manner, our business, financial condition and results of operations will suffer.

Our business successs is dependent on revenues we derive from two of our distribution partners.

    We generate a significant amount of our revenues from only a few of our distribution partners. In 1999, we derived a majority of our revenue from licenses granted to or through two distribution partners. If these distribution partners reduce or eliminate their business with us, our revenues, and therefore our business, financial condition and results of operations, will suffer.

The significant competition we face may cause our business to suffer.

    We face significant competition in developing and generating license revenue from our data storage software products. Our principal competitors have significantly more marketing, financial, development and personnel resources. To remain competitive, we must provide technologically advanced and reliable products that satisfy the demands of the market and we must provide superior customer service. Competition may result in price reductions, lower gross margins and loss of market share. Competition could also require us to increase spending on research and development, sales and marketing and customer support. Our competitors may make strategic acquisitions or establish cooperative relationships with suppliers or companies that produce complementary products. In addition, some of our competitors may develop and market product suites designed to fully integrate with customers' systems, potentially limiting our ability to successfully market our products to these customers. Our competitors also may incorporate into the systems they sell, possibly at no additional cost to users, software that is competitive with ours. These software giveaways could harm our competitive position. If we fail to compete successfully against current or future competitors, our business, financial condition and results of operations will suffer.

Because our volatile quarterly revenues are difficult to predict, our stock price may fluctuate.

    If our earnings are below financial analysts' expectations for any quarter, our stock price will likely decline. We cannot accurately predict our quarterly revenues and therefore may at any time not meet these expectations.

    Our quarterly revenues fluctuate significantly based on whether we close large transactions before the end of a quarter, particularly because the size of customer orders and related amounts of revenue can vary significantly and because the period between initial contact with a potential customer and our realization of revenues from product licensing typically is lengthy. Often, this revenue cycle is up to 24 months. Therefore, our quarterly revenues are affected by timing of orders, making our revenues difficult to predict. Our quarterly revenues also may be reduced if large orders forecasted for a particular quarter are delayed or not realized. Factors that could cause a delay or nonfulfillment of an order include:

  •
  the time needed for technical evaluations of our data storage software products by customers;

  •
  customers' budget restrictions and general economic conditions;

  •
  customers' internal review and testing procedures;

  •
  the sales cycles of our distribution partners;

  •
  the evolution of the data storage software product marketplace and competition; and

  •
  our OEMs' product development and marketing cycles.

    In addition, our ability to predict quarterly revenues is complicated by historical seasonality in our business. During each of the past two years, our calendar fourth quarter revenues exceeded our revenues during each of the other quarters for the year. We do not know if this will continue.

Our large compensation expense upon closing this offering may cause our stock price to suffer.

    We will incur compensation expense of approximately $720,000 in connection with options we have agreed to grant upon the closing of this offering. Our recognition of this expense will occur in the quarter we close this offering and will significantly increase our operating expenses in that quarter, which could cause our stock price to suffer.

If we cannot sustain our past revenue growth rates, our stock price could suffer.

    Although our revenues have grown rapidly in recent years, we may not be able to maintain this rate of revenue growth because it is difficult to maintain high percentage revenue increases as total revenue rises. In addition, growing competition or the failure of the market for SANs to develop could also affect our revenue growth adversely. Our inability to maintain our rate of revenue growth could cause our stock price to decline.

Technology in our industry evolves rapidly, and our business will suffer if we fail to keep pace.

    Rapid technological advances, changing customer requirements and fluctuations in demand characterize the market for data storage software products. Our products may become obsolete if our competitors introduce new or better technologies. We must continually enhance our existing products and develop and introduce new products. In doing so, we may not respond to technological changes in a timely or cost effective manner. We may also experience difficulties that delay or prevent the successful development, introduction and marketing of any new products. Even if we timely introduce new products, the market may not accept them. If we fail to anticipate or respond to technological developments or evolving customer requirements, or if we delay development or introduction of new products, our business, financial condition and results of operations will suffer.

If the emerging market for storage area networks does not fully develop, our business could suffer.

    Because our future growth and profitability depend in large part upon broad acceptance of SANs as a preferred data storage method and the acceptance of our products for use in SANs, widespread adoption of SANs is critical to our future success. In addition, because the SAN market is new, it is difficult to predict its potential size or growth rate. Potential customers that have invested substantial resources in their existing data storage systems may be reluctant to adopt a new approach such as

SANs. Our ability to generate revenues in this emerging market is contingent, among other things, on our ability to educate our OEMs, distribution partners and current and prospective customers about the benefits of SANs and our products when integrated with the SAN environment. If we are unable to capitalize on the opportunities presented by the SAN market, our business, financial condition and results of operations could suffer.

Because we license our products internationally, we are subject to special business risks.

    We license a significant amount of our data storage software products to customers outside the United States. International revenues accounted for 37%, 37% and 45% of our total revenues in 1997, 1998 and 1999, respectively. We expect that revenues from international customers will continue to account for a material portion of our revenues. Our activities outside the United States involve the following risks, among others:

  •
  imposition of tariffs, quotas and taxes by foreign governments;

  •
  political and economic instability;

  •
  restrictions on the export or import of technology;

  •
  limits on intellectual property protection;

  •
  fluctuations in currency exchange rates, which may reduce the purchasing power of foreign customers or our international distribution partners if their local currencies weaken against the U.S. dollar and which, in turn, could reduce our international revenues;

  •
  difficulties in managing international operations; and

  •
  difficulties in controlling the activities of our international distribution partners.

    If our international revenues decline materially, our business, financial condition and results of operations will suffer.

If we fail to attract and retain key personnel, we may fail to remain competitive in our industry.

    Our future success depends significantly upon the continued service and performance of our senior management and other key personnel, none of whom has entered into an employment agreement with us. Losing their services could impair our ability to effectively manage our company and to carry out our business plan. We have no key person insurance on any of our employees. In addition, competition for skilled technical employees in our industry is intense. If we cannot attract and retain sufficient qualified technical employees, we may not be able to effectively develop and deliver competitive data storage software products to the market.

We may not effectively manage our planned business expansion.

    We have rapidly and significantly expanded our operations and product offerings and plan further expansion after this offering. Our expansion will place a significant strain on our management, product and support operations, sales and marketing personnel and other resources. We cannot assure you that our management team and other personnel, or our internal systems, procedures or controls, will adequately support our planned growth or that our growth efforts will not have a detrimental effect on our product quality or marketing capabilities. If we fail to effectively manage our anticipated growth, our business, financial condition and results of operations will suffer.

Our efforts to acquire technology and product lines complementary to our business may fail.

    As part of our strategy, we intend to evaluate and pursue acquisitions of technology or other product lines complementary to our business. We cannot assure you, however, that we will undertake or successfully consummate any of these acquisitions. Our ability to grow through acquisition is dependent upon our:

  •
  identifying suitable technology and product lines to acquire at an acceptable price;

  •
  competing effectively with others to acquire these technology and product lines; and

  •
  obtaining any necessary capital to complete these acquisitions.

    Our management has limited experience in identifying, negotiating and completing acquisitions. Completed acquisitions also involve numerous risks, including:

  •
  difficulties in assimilating any acquired technology and product lines into our existing business;

  •
  delays in realizing the benefits, if any, of the acquired technology and product lines;

  •
  diversion of our attention from other business concerns;

  •
  risks of entering markets in which we have no or limited direct prior experience; and

  •
  difficulties in retaining key employees necessary to manage these acquisitions.

    In addition, lower gross margins of any acquired technology or product lines, or expenses we incur to integrate them with our other products, could dilute our earnings. Amortization of goodwill and intangible assets or write offs of in process product development may further reduce our earnings. To consummate any acquisition, we may incur debt or issue additional equity securities that dilute your interest. We cannot assure that we will obtain necessary financing for any acquisitions on terms acceptable to us, or at all. Any failure to avoid or overcome the risks or problems related to acquisitions could cause our business, financial condition and results of operations to suffer.

We may need additional capital after this offering to fund operations and may be unable to raise it.

    We may need more capital after this offering to fund our ongoing or planned operations. We may be unable to raise or borrow capital or funds when needed, on acceptable terms or at all. If we sell equity securities, we may dilute our shareholders, including you. If we cannot obtain additional capital or funds when needed and on acceptable terms, we may need to curtail our operations or growth strategy, and our business, financial condition and results of operations could suffer.

Compliance with export, import and other government regulations may be costly or reduce our sales.

    We may incur significant costs to comply with existing or evolving governmental laws, regulations or standards. In particular, export and import regulations may pose restrictions and barriers to our ability to conduct business in certain markets. In addition, we face the risk that current governmental laws, regulations or standards may change in a way that prevents us from conducting business in certain markets. Failure to comply with any existing or future governmental laws, regulations or standards would cause our business, financial condition and results of operations to suffer.

Our reputation could suffer and we could incur increased costs if we license defective products.

    Our data storage software products are complex and may contain undetected and unexpected defects, errors or failures. If these bugs are substantial, we could incur loss of market acceptance, damage to our reputation and significant expense. In any of these situations, our business, financial condition and results of operations could suffer.

Competitors could violate our intellectual property rights and damage our business.

    Protecting our proprietary technology is important to our success and competitive positioning. We rely on copyrights, trade secrets, patents, unregistered trademarks, license agreements and contractual provisions to establish and protect our intellectual property rights. We cannot assure you that these steps will adequately protect our rights or prevent reverse engineering of our data storage software products. Others may independently develop or otherwise acquire equivalent or superior technology. The laws of some countries in which we market our products may not protect our intellectual property to the same extent as the United States, or at all. Our patents expire during the period between February 2013 and June 2015, and may expire sooner if we fail to pay required maintenance fees. We may incur significant costs to enforce and defend our intellectual property rights. If we are unable to protect our intellectual property rights, our business, financial condition and results of operations could suffer.

If we infringe others' intellectual property, we might need to redesign or stop licensing our products.

    We may inadvertently infringe the intellectual property rights of others. In this case, third parties might bring infringement claims against us. We would then incur significant costs, possible damages and substantial uncertainty, even if we are ultimately exonerated. We could also be forced to license, develop or procure an alternative product at significant expense. If we were unable to do so, our business, financial condition and results of operations would suffer.

Changes in accounting standards could affect calculation of our future operating results.

    Future accounting pronouncements and additional implementation guidelines could lead to unanticipated changes in our revenue recognition policies. In this event, our business, financial condition and results of operations may suffer.

Risks Related to this Offering

Many shares are or will become available for sale and their sale could depress our stock price.

    Sales of a substantial number of shares of our common stock in the public market after this offering could adversely affect the market price for our common stock. These sales may also make it more difficult for us to sell equity securities at times and prices that we choose. Of our 7,540,834 shares of common stock outstanding after this offering, the 3,000,000 shares sold in this offering will be freely tradable. Virtually all of our remaining outstanding shares may be sold in the public market to the extent permitted by Rule 144 or exemptions under the Securities Act. Officers, directors and shareholders owning an aggregate of 3,228,947 shares have agreed that they will not, without the prior written consent of Roth Capital Partners, Inc., directly or indirectly sell any of these shares for 180 days after the date of this prospectus. Public sales after this offering may include shares issued under outstanding options. Following this offering, we intend to file a Registration Statement on Form S-8 to register shares reserved for issuance under stock option plans and options granted outside of our stock option plans. We also intend to file a separate Registration Statement on Form S-8 to register the shares available under our Amended and Restated Employee Stock Purchase Plan.

Our articles of incorporation and Minnesota law may delay or prevent a change in our control.

    We are incorporated in Minnesota. The provisions of our articles of incorporation, as well as certain provisions of Minnesota law, could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our shareholders. Our articles of incorporation provide our board of directors the authority, without shareholder action, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board determines when we will issue preferred stock, and the rights, preferences and privileges (including voting rights) of any preferred stock. We do not presently intend to issue shares of preferred stock. However, your rights as a holder of common stock will be subject to, and may be adversely affected by, the rights of any future preferred stockholders. Preferred stock issuances may also cause significant dilution in your interests as a shareholder. By issuing preferred stock, we could also make it more difficult for a third party to acquire us. In turn, this could adversely affect the trading price of our common stock.

    Our articles of incorporation do not allow our shareholders to cumulate their votes to elect directors. In addition, we are subject to the anti-takeover provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These provisions, along with the ability of our board of directors to issue shares of preferred stock, could prevent or delay any change in control of us. In turn, this could adversely affect the trading price of our common stock.

There has been no prior public market for our stock, and trading prices of our stock may be volatile.

    There is currently no public market for our common stock. We cannot assure you that an active trading market for our common stock will develop, or, if one develops, that trading will continue. We will establish the initial public offering price through our negotiations with the representatives of the underwriters and you should not view the price as any indication of prices that will prevail in the trading market. The stock market from time to time experiences, and in recent months has experienced, significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market prices of the securities of software and other technology companies such as us have been especially volatile. These broad market fluctuations may adversely affect the market price of our common stock. Market prices for shares of our common stock are likely to be highly volatile. Some specific factors which may have a significant effect on the market prices of our common stock include:

  •
  actual or anticipated fluctuations in our operating results;

  •
  announcements by our competitors of technological innovations or new products;

  •
  changes in our growth rates or competitors' growth rates;

  •
  developments regarding our or our competitors' patents or proprietary rights;

  •
  general conditions in the financial markets;

  •
  general business conditions and trends in the software industry; and

  •
  changes in stock market analyst recommendations regarding our common stock, common stock of other comparable companies or the technology industry generally.

As a public company, we face the risk and expenses of securities class action lawsuits.

    Because of our potential stock price volatility, we face the risk of securities class action litigation. Often in the past, securities class action litigation has been brought against companies following periods of volatility in the market prices of their securities. We may in the future be the target of similar litigation, which has been prevalent with respect to technology companies. Even if we ultimately prevail, securities litigation could result in substantial costs, divert management's attention and resources away from our business efforts and cause our business, financial condition and results of operations to suffer.

New investors will experience immediate and substantial dilution.

    The initial public offering price for a share of our common stock is substantially higher than the net tangible book value per share of our common stock. If you purchase shares of our common stock in the offering, you will incur immediate and substantial dilution. Additional dilution in your shares is likely to occur upon exercise of outstanding stock options and warrants.

Our executive officers and directors may control us and deter or prevent a change in our control.

    After this offering, our executive officers and directors and their affiliates will together control approximately 27.9% of our outstanding common stock, and will control approximately 26.4% of our outstanding common stock if the underwriters' over-allotment option is exercised in full. If our executive officers and directors and their affiliates exercise all of their outstanding stock options, they will together control approximately 38.8% of our outstanding common stock after this offering and will control approximately 36.7% of our outstanding common stock if the underwriters' over-allotment option is exercised in full. As a result, these shareholders, if they act together, may be able to influence matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. The interests of our executive officers and directors may differ from the interests of the other shareholders. This concentration of ownership may have the effect of delaying, deterring or preventing a change in control of our company. In turn, this could deprive our shareholders, including you, of an opportunity to receive a premium for shares as part of a sale or merger of our company and might negatively affect the market price of our stock.

Our management will have broad discretion to use the proceeds of this offering.

    We intend to use approximiately 55% of the net proceeds of this offering to expand our sales and marketing efforts, approximately 35% of the net proceeds of this offering to fund research and development of new data storage software products and, possibly, acquire technology or other product lines complementary to our business and approximately 10% of the net proceeds of this offering for working capital and general corporate purposes. However, we have not identified any more specific uses for the net proceeds of this offering other than these broad categories, and our management will have broad discretion to use the net proceeds as they may determine. Shareholders may disagree with the manner in which our management applies the net proceeds.

We do not pay dividends.

    We have neither paid nor declared dividends on our common stock. We intend to use any future earnings to grow our business and do not intend to declare or pay dividends in the foreseeable future.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
BECAUSE THEY ARE INHERENTLY UNCERTAIN

    This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "expects," "future," "intends," "plans" and similar expressions to identify forward-looking statements. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which we are not aware. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described on the preceding pages and elsewhere in this prospectus.

    We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition, results of operations and stock price.

USE OF PROCEEDS

    The net proceeds to us from the sale of the 3,000,000 shares of common stock that we are offering, at an assumed initial public offering price of $8.00 per share, will be approximately $21.2 million after deducting underwriting discounts and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, net proceeds will be approximately $24.5 million.

    We anticipate using the net proceeds from this offering as follows:

Application of Net Proceeds	Approximate Amount	Percentage

Sales and marketing	$11.7 million	55.0%
Research and development	7.4 million	35.0%
General corporate and working capital purposes	2.1 million	10.0%

Total	$21.2 million	100.0%

    More specifically, we anticipate using the net proceeds from this offering to:

  •
  hire additional sales and marketing personnel, increase marketing efforts to increase awareness of our data storage software products and develop an internal sales force to complement the efforts of our distribution partners; and

  •
  fund research and development of new data storage software products, hire additional support and development personnel and, possibly, acquire technology or other product lines complementary to our business, although we have no present contracts, understandings or options to acquire any technology or product line.

    The balance of the net proceeds of this offering, approximately 10%, will be available for working capital and general corporate purposes. As of the date of this prospectus, we have not identified any more precise uses for the net proceeds of this offering other than the broad categories described above in this section. As a result, our management will retain broad discretion in deciding how and when to use the net proceeds of this offering.

    The summary above represents our best estimate of our general use of the net proceeds of this offering, based upon the current state of our business, our current plans and current economic and industry conditions. Our estimate is subject to change based upon factors such as competition, market acceptance of our data storage software products and technological developments. Pending the uses described above, we intend to invest the net proceeds of this offering in short term, interest-bearing securities.

DIVIDEND POLICY

    Following the completion of the offering, our board of directors intends to use our earnings, if any, to support our operations and to finance expansion, and does not intend to declare or pay cash dividends on our common stock in the foreseeable future. Any dividends will be at the discretion of the board of directors and will depend on our financial condition, results of operations, capital requirements and such other factors as our board of directors may deem relevant.

CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2000:

  •
  on an actual basis; and

  •
  as adjusted to give effect to the sale of the 3,000,000 shares of common stock that we are offering at an assumed initial public offering price of $8.00 per share, which is the mid-point of our estimated offering range, and the application of the net proceeds of this offering, after deducting underwriting discounts and estimated offering expenses.

    You should read this table in conjunction with our financial statements and related notes beginning on page F-1.

	As of March 31, 2000
	Actual	As Adjusted
Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share, 25,000,000 shares authorized; 4,540,834 shares issued and outstanding, actual; 7,540,834 shares issued and outstanding, as adjusted	$45,408	$75,408
Additional paid-in capital	7,611,718	28,771,718
Unearned compensation	(459,224)	(459,224)
Accumulated deficit	(5,075,571)	(5,075,571)

Total stockholders' equity	$2,122,331	$23,312,331

Total capitalization	$2,122,331	$23,312,331

    The figures in the table above, are based on the number of shares outstanding as of March 31, 2000, assume that the underwriters' over-allotment option will not be exercised and do not give effect to:

  •
  1,000,000 shares of common stock reserved for issuance under our 1992 stock option plan, under which options to acquire 782,600 shares are outstanding at a weighted average exercise price of $2.88 per share, options to acquire 166,000 shares are outstanding at an exercise price equal to the initial public offering price in this offering and options to acquire 51,400 shares are available for future issuance;

  •
  1,000,000 shares of common stock reserved for issuance under our 2000 stock incentive plan, under which no awards have been granted;

  •
  850,000 shares of common stock reserved for issuance under stock options and an agreement to grant stock options at a weighted average exercise price of $3.59 per share;

  •
  200,000 shares of common stock reserved for issuance under our employee stock purchase plan, which will commence after completion of this offering;

  •
  357,562 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.29 per share;

  •
  up to 300,000 shares of common stock issuable upon exercise of warrants to be issued to the underwriters; and

  •
  40,000 shares of common stock an individual claims to hold but which we do not treat as outstanding because we believe the individual is required to forfeit these shares.

DILUTION

    Our net tangible book value as of March 31, 2000 was $2.1 million or $0.47 per share. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding.

    After giving effect to the sale of the shares of common stock that we are offering, at an assumed initial public offering price of $8.00 per share, and after deducting underwriting discounts and estimated offering expenses, and without taking into account any other changes in our net tangible book value after March 31, 2000, our net tangible book value as of March 31, 2000 would have been approximately $23.3 million, or $3.09 per share. This represents an immediate increase in net tangible book value of $2.62 per share to our existing stockholders and an immediate dilution in net tangible book value of $4.91 per share to new investors in this offering. Dilution is an accounting concept that refers to the difference between what an investor pays for shares of a company and the book value of the shares immediately after the transaction. Whenever the book value is less than the investor paid, the investor suffers dilution. The dilution to investors in the offering is as illustrated in the following table:

Assumed initial public offering price per share		$8.00

Net tangible book value per share as of March 31, 2000	0.47
Increase per share attributable to new investors in this offering	2.62

Adjusted net tangible book value per share after the offering		3.09

Dilution per share to new investors		$4.91

    The following table summarizes, as of March 31, 2000, the number of shares of common stock purchased from us by existing stockholders and by new investors in this offering, at an assumed initial public offering price of $8.00 per share, the total consideration reflected in our accounts and the average price paid per share. The table assumes that no shares are purchased in this offering by existing stockholders. To the extent existing stockholders purchase shares in the offering, their percentage ownership, total consideration and average consideration per share will be greater than is shown.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	4,540,834	60.0%	$6,269,125	21.0%	$1.19
New investors	3,000,000	40.0	24,000,000	79.0	8.00

Total	7,540,834	100.0%	$30,269,125	100.0%	$4.01

    The figures in the table above, are based on the number of shares outstanding as of March 31, 2000, assume that the underwriters' over-allotment option will not be exercised and do not give effect to:

  •
  1,000,000 shares of common stock reserved for issuance under our 1992 stock option plan, under which options to acquire 782,600 shares are outstanding at a weighted average exercise price of $2.88 per share, options to acquire 166,000 shares are outstanding at an exercise price equal to the initial public offering price in this offering and options to acquire 51,400 shares are available for future issuance;

  •
  1,000,000 shares of common stock reserved for issuance under our 2000 stock incentive plan, under which no awards have been granted;

  •
  850,000 shares of common stock reserved for issuance under stock options and an agreement to grant stock options at a weighted average exercise price of $3.59 per share;

  •
  200,000 shares of common stock reserved for issuance under our employee stock purchase plan, which will commence after completion of this offering;

  •
  357,562 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.29 per share;

  •
  up to 300,000 shares of common stock issuable upon exercise of warrants to be issued to the underwriters; and

  •
  40,000 shares of common stock an individual claims to hold but which we do not treat as outstanding because we believe the individual is required to forfeit these shares.

SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

    We derived the data below as of December 31, 1998 and 1999 and for each of the three years ended December 31, 1999 from our audited financial statements included elsewhere in this prospectus. We derived the selected financial data as of December 31, 1995, 1996 and 1997 and for each of the two years ended December 31, 1996 from our audited financial statements not included in this prospectus. We derived the selected financial data as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 from our unaudited financial statements. We prepared these unaudited financial statements on the same basis as our audited financial statements. In our opinion, these unaudited financial statements reflect all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of our financial position and results of operations for the periods we present. Our results do not necessarily represent the results we may achieve for a full year, and our historical results do not necessarily indicate our future results of operations. We recommend that you read the information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 19, our financial statements and related notes beginning on page F-1 and other financial information included elsewhere in this prospectus.

	Fiscal Year Ended December 31,					Three Months Ended March 31,
	1995	1996	1997	1998	1999	1999	2000
						(unaudited)
Statement of Operations Data:
Revenue	$709	$2,031	$2,360	$3,517	$5,705	$1,183	$1,706
Cost of sales	457	861	774	496	809	137	174

Gross profit	252	1,170	1,586	3,021	4,896	1,046	1,532

Operating expenses:
Research and development	713	862	977	1,041	1,499	299	456
Sales and marketing	602	943	1,510	1,438	1,595	328	448
General and administrative	306	435	427	421	913	95	178

Total operating expenses	1,621	2,240	2,914	2,900	4,007	722	1,082
Operating income (loss)	(1,369)	(1,070)	(1,329)	121	889	324	450
Interest income (expense), net	16	57	(129)	(343)	(86)	(28)	4
(Loss) on disposal of assets	—	—	—	(7)	—	—	—

Income (loss) before income taxes	(1,353)	(1,013)	(1,458)	(229)	803	296	454

Income tax expense	—	—	—	—	66	16	52
Net income (loss)(1)	(1,353)	(1,013)	(1,458)	(229)	737	280	402
Net income (loss) per common share:
Basic	(.36)	(.24)	(.34)	(.05)	.17	.06	.09
Diluted	(.36)	(.24)	(.34)	(.05)	.14	.06	.06
Weighted average common shares outstanding:
Basic	3,758,284	4,297,802	4,326,294	4,331,746	4,347,097	4,337,333	4,540,834
Diluted	3,758,284	4,297,802	4,326,294	4,331,746	5,471,706	5,068,754	6,341,652

(1)
Includes non-cash stock compensation expense of $489,195 and $49,231 for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

	As of December 31,					As of March 31,
	1995	1996	1997	1998	1999	2000
						(unaudited)
Balance Sheet Data:
Cash	$236	$524	$214	$28	$1,026	$1,280
Working capital (deficiency)	981	787	(423)	(319)	1,537	1,985
Total assets	1,408	1,242	885	1,341	2,823	3,395
Total current liabilities	130	162	1,139	1,552	1,142	1,267
Long term liabilities	—	—	—	15	10	6
Total stockholders' equity (deficiency)	1,278	1,080	(253)	(226)	1,671	2,122

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    We suggest that you read the following discussion with our financial statements and related notes appearing elsewhere in this prospectus. The following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by forward-looking information due to many factors, including those set forth under "Risk Factors" beginning on page 5 and elsewhere in this prospectus.

Overview

    We develop, license and support data storage software. Our software products provide data storage management for computer systems ranging in size from single servers to large, complex networks. Our data storage software products improve our customers' ability to effectively manage and use ever increasing amounts of data. We license our software primarily to a combination of OEMs and to end user customers through resellers, value added resellers, hardware distributors, application software vendors and system integrators. Our distribution partners typically license our software products, which are commercial "off the shelf" products, as a separate component of an integrated storage solution.

    Prior to 1998, we provided integrated data storage solutions, including our proprietary software, directly to end users. In 1997, we recognized that our expertise in developing data storage software products would provide us with the greatest opportunity for growth and profitability. Accordingly, we made a strategic decision to discontinue reselling hardware to end users and to indirectly license our software primarily through OEMs and our distribution partners. This did not significantly change our organization or cost structure. During 1997, 1998 and 1999, we funded our working capital needs by using cash generated from operations, borrowing under our bank line of credit, extending the term of our convertible promissory notes and implementing disciplines to minimize costs.

    Our revenues from software licenses and services have grown from $1,918,653 in 1997 to $3,517,098 and $5,705,287 in 1998 and 1999, respectively. This represents a compound annual growth rate of 72.4% over this period.

    Customers licensing our software generally purchase maintenance contracts and typically renew annually. In addition, we offer installation services at daily or hourly rates. We also offer training services at per student or per class session rates.

    We attribute our revenue growth to a combination of increased market penetration and expanded product offerings. We have been able to maintain or increase our license fees by enhancing the features and functionalities of our products. Revenues generated from licensing of our software products accounted for 71.8%, 85.2%, 82.0% and 73.6% of our total revenue in 1997, 1998, 1999 and the quarter ended March 31, 2000, respectively. Revenues generated from annual, renewable maintenance contracts and installation and training services accounted for 9.5%, 14.8%, 18.0% and 26.4% of our total revenue for 1997, 1998, 1999 and the quarter ended March 31, 2000, respectively.

    In accordance with generally accepted accounting principles, we recognize revenue for our perpetual software licenses only when we have:

  •
  executed a distribution agreement and/or a written purchase order or its electronic equivalent;

  •
  delivered the software or authorization keys;

  •
  established a fixed, and determinable license fee;

  •
  concluded that our ability to collect proceeds is probable; and

  •
  determined that vendor specific objective evidence exists to allocate our total fee to elements of the arrangement (these elements typically consist of software licenses and any maintenance agreements).

    We value all elements of each order at the time we recognize revenue. We recognize revenue:

  •
  for software licensed through OEMs, resellers, value added resellers, hardware distributors, application software vendors and system integrators, when all revenue recognition criteria have been met;

  •
  in cases where a software license arrangement includes installation services, when installation is complete;

  •
  for software licensed through our European master reseller, when we receive payment for the software license and all revenue recognition criteria have been met;

  •
  for software maintenance agreements, over the agreements' respective maintenance periods;

  •
  for installation services, as we perform them based upon our established daily or hourly rate of service; and

  •
  for training services, as we perform them based upon our established rate.

    We record amounts received under each of our maintenance contracts as deferred revenue and recognize these amounts over the maintenance contract term.

    Effective December 31, 1999, we entered into a new agreement with our European master reseller. The new agreement requires payment to us within 30 days of our invoice date. Our previous agreement required our European master reseller to pay us only after the reseller's customers accepted our software products. We expect to change our revenue recognition practices to recognize revenue from sales to our European master reseller consistent with the way we recognize revenue from our other customers. However, we do not intend to make this change until our European master reseller demonstrates consistent compliance with our new payment terms. We expect to make the change during the third or fourth quarter of 2000.

    We reported $402,428 of net income for the quarter ended March 31, 2000, equal to 23.6% of our revenue. During that quarter, we incurred $49,231 of non-cash stock compensation charges related to stock options we granted to our employees in 1999. Our net income for the quarter would have been $451,659, or 26.5% of our revenue, had we not incurred these charges. We reported $736,712 of net income in 1999, equal to 12.9% of our 1999 revenue. In 1999, we incurred $489,195 of non-cash stock compensation charges related to stock options we granted to our employees. Had we not incurred these non-cash charges, our net income would have been $1,146,971, or 21.5% of our revenue.

Results of Operations

    The following table presents selected financial data for the periods indicated as a percentage of our total revenue. Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

	Years ended December 31,			Three months ended March 31,
	1997	1998	1999	1999	2000
				(Unaudited)
Revenue:
Software licenses	71.8%	85.2%	82.0%	86.4%	73.6%
Services	9.5%	14.8%	18.0%	13.6%	26.4%
Hardware	18.7%	0.0%	0.0%	0.0%	0.0%

Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue:
Software licenses	9.4%	4.2%	3.6%	3.6%	2.9%
Services	7.7%	9.9%	10.6%	8.0%	7.3%
Hardware	15.7%	0.0%	0.0%	0.0%	0.0%

Total cost of revenue	32.8%	14.1%	14.2%	11.6%	10.2%

Gross margin	67.2%	85.9%	85.8%	88.4%	89.8%

Operating expenses:
Research and development	41.4%	29.6%	26.3%	25.3%	26.7%
Sales and marketing	64.0%	40.9%	28.0%	27.7%	26.3%
General and administrative	18.1%	12.0%	16.0%	8.1%	10.5%

Total operating expenses	123.5%	82.5%	70.2%	61.1%	63.4%

Operating income (loss)	(56.3)%	3.4%	15.6%	27.3%	26.4%
Interest income (expense), net	5.5%	(9.7)%	(1.5)%	(2.4)%	0.2%
Other income (expense), net	(.5)%	.2%	0.0%	0.0%	0.0%

Income (loss) before income taxes	(61.8)%	(6.5)%	14.1%	24.9%	26.6%
Income tax expense	0.0%	0.0%	1.2%	1.4%	3.0%

Net income (loss)	(61.8)%	(6.5)%	12.9% (1)	23.5%	23.6% (1)

(1)
Includes a non-cash stock compensation expense, which, had we not incurred, would have resulted in net income of 21.5% of total revenue and 26.5% of total revenue for the year ended December 31, 1999 and the quarter ended March 31, 2000, respectively.

Comparison of Three Months Ended March 31, 1999 and March 31, 2000

Revenue

    Total revenue.  Total revenue is comprised of software license revenue, hardware revenue and maintenance, installation and training services revenue. Total revenue increased 44.2%, from $1,183,459 for the quarter ended March 31, 1999 to $1,706,014 for the quarter ended March 31, 2000. The increase from 1999 to 2000 was primarily due to the addition of new customers.

    Software license revenue.  Software license revenue increased 22.9%, from $1,021,975 for the quarter ended March 31, 1999 to $1,255,638 for the quarter ended March 31, 2000. The increase from 1999 to 2000 was primarily due to the addition of new customers.

    Maintenance, installation, and training services revenue.  Maintenance, installation and training service revenue increased 178.9%, from $161,484 for the quarter ended March 31, 1999 to $450,376 for the quarter ended March 31, 2000. This increase was primarily due to the addition of new software license customers who also purchased annual maintenance contracts, and to the renewal of a majority of our existing maintenance contracts. We cannot assure you that customers will renew their annual maintenance contracts in the future.

Cost of Revenue

    Cost of software license revenue.  Cost of software license revenue consists primarily of salaries and related expenses of our software license support organization and an allocation of facility costs and depreciation costs. Cost of software license revenue increased 15.1% from $42,792 for the quarter ended March 31, 1999 to $49,257 for the quarter ended March 31, 2000. The increase was primarily due to an increase in our facility costs resulting from a relocation of our facilities, as well as an increase in equipment required to support our operations. Cost of software license revenue as a percentage of our total revenue was 3.6% and 2.9% for the three months ended March 31, 1999 and March 31, 2000, respectively. These percentages reflect our success at realizing cost efficiencies as we increasingly licensed copies of our software products to customers. We cannot assure you that our future cost of software license revenue as a percentage of total revenue will not increase.

    Cost of services revenue.  Cost of services revenue consists primarily of salaries and related expenses of our customer support organization, including fees paid to consultants and an allocation of facility and depreciation costs. Cost of service revenue increased 32.6% from $94,168 for the quarter ended March 31, 1999 to $124,830 for the quarter ended March 31, 2000. The increase was primarily due to an increase in the number of our employees assigned to our customer support organization and an increase in facility costs resulting from a relocation of our facilities, as well as an increase in equipment required to support our operations. Cost of service revenue as a percentage of our total revenue was 8.0% and 7.3% for the three months ended March 31, 1999 and March 31, 2000, respectively. This decrease in our cost of services as a percentage of revenues primarily reflects efficiencies we realized as the total number of customers purchasing and renewing maintenance contracts increased. We cannot assure that our future cost of services revenue as a percentage of total revenue will not increase.

Operating Expenses

    Research and development.  Research and development expenses consist primarily of salaries and related costs of our engineering organization and an allocation of our facilities and depreciation expenses. Research and development expenses increased 52.1% from $299,477 for the quarter ended March 31, 1999 to $455,529 for the quarter ended March 31, 2000. The increase was primarily due to increased labor costs, including the addition of employees, an increase in facility costs resulting from a relocation of our facilities and a non-cash stock compensation expense of approximately $12,000, as well as an increase in equipment required to support our operations. Research and development expenses as a percentage of our total revenue were 25.3% and 26.7% for the three months ended March 31, 1999 and March 31, 2000, respectively. These percentages of revenue reflect the increasing return on our product research and development in the form of increased revenues. We cannot assure you that our research and development costs as a percentage of revenue will continue to decline in future periods.

    Sales and marketing.  Sales and marketing expenses consist primarily of salaries and related costs of our sales and marketing organization, sales commissions, costs of our marketing programs, including trade shows and collateral sales materials, and an allocation of our facilities and depreciation expenses. Sales and marketing expenses increased 36.5% from $328,266 for the quarter ended March 31, 1999 to $448,232 for the quarter ended March 31, 2000. The increase was primarily due to the addition of employees, an increase in facility costs resulting from a relocation of our facilities and a non-cash stock compensation expense of approximately $15,000, as well as an increase in equipment required to support our operations. Sales and marketing expenses as a percentage of our total revenue was 27.7% and 26.3% for the three months ended March 31, 1999 and March 31, 2000, respectively. These percentages of revenue reflect our ability to realize efficiencies from our marketing efforts and our distribution partners as the number of copies of our products we license to customers increases. We expect the absolute dollars of sales and marketing expenses to increase in future periods as we continue to expand our sales and marketing staff. We cannot assure you that our sales and marketing costs as a percentage of revenue will continue to decline in future periods.

    General and administrative.  General and administrative expenses consist primarily of costs from our finance, human resource and other corporate support organizational functions; legal and other professional fees; and an allocation of our facility costs and depreciation expenses. General and administrative expenses increased 87.2% from $95,353 for the quarter ended March 31, 1999 to $178,465 for the quarter ended March 31, 2000. The increase was primarily due to the addition of employees, an increase in facility costs resulting from a relocation of our facilities, non cash stock compensation expense of approximately $22,000, an increase in equipment required to support our operations, as well as an increase in professional fees. General and administrative expenses as a percentage of our total revenue were 8.1% and 10.5% for the three months ended March 31, 1999 and March 31, 2000, respectively. The increase in these costs as a percentage of revenue reflects the effects of professional fees and stock compensation charges incurred in the first quarter of 2000, partially offset by our continuing efforts to limit the increase in administrative staffing despite our increased revenues. We expect the absolute dollars of general and administrative expenses to increase in future periods as we continue to expand our operations and operate as a public company. We cannot assure you that our general and administrative costs as a percentage of revenue will not continue to increase in future periods.

    Interest (income) expense, net.  Interest (income) expense, net consists of the interest charged by lenders on our bank borrowings and our convertible bridge notes, charges to reflect the value of warrants issued to our noteholders and debt guarantors, net of interest income generated from our cash accounts and our short-term U.S. treasury securities. Interest expense, net for the quarter ended March 31, 1999 was $28,645 compared to interest income of $4,698 for the quarter ended March 31, 2000. This change from net interest expense to net interest income resulted primarily from a reduction in the amount of our bank borrowings in the comparative quarters and an increase in the amount of interest generated from our cash accounts and short-term U.S. treasury securities during 2000.

    Income tax provision.  Our provision for income taxes in the first quarter of 2000 consists of U.S. alternative minimum taxes and foreign taxes. We have established a valuation allowance to offset all deferred tax assets, including tax benefits associated with our loss carryforwards and research and experimentation tax credit carryforwards in light of our history of generating net operating losses.

Comparison of Years Ended 1997, 1998 and 1999

Revenue

    Total revenue.  Total revenue increased 49.0% from $2,360,384 in 1997 to $3,517,098 in 1998, and increased 62.2% to $5,705,287 in 1999. The increases in 1998 and 1999 were primarily due to the addition of new customers as well as the introduction of new products.

    Software license revenue.  Software license revenue increased 76.9% from $1,693,459 in 1997 to $2,995,512 in 1998, and increased 56.1% to $4,676,456 in 1999. The increases in 1998 and 1999 were primarily due to the addition of new customers as well as the introduction of new products.

    Hardware revenue.  We realized hardware revenue of $441,731 in 1997 from a hardware sale made prior to our strategic decision to discontinue reselling hardware.

    Maintenance, installation and training services revenue.  Maintenance, installation and training service revenue increased 131.6% from $225,194 in 1997 to $521,586 in 1998, and increased 97.3% to $1,028,831 in 1999. The increases in 1998 and 1999 were primarily due to the addition of new customers licensing our software products who also purchased annual maintenance contracts and to the renewal of a majority of our existing maintenance contracts. We cannot assure you that customers will renew their annual maintenance contracts in the future.

Cost of Revenue

    Cost of software license revenue.  Cost of software license revenue decreased 33.1% from $220,941 in 1997 to $147,854 in 1998. This decrease was primarily due to a decrease in the number of employees in our software license support organization. The decrease also resulted from disciplines we implemented in 1998 to minimize costs. Cost of license revenue increased 39.7%, from $147,854 in 1998 to $206,553 in 1999. This increase was due to an increase in the number of employees in our software license support organization and an increase in our facility costs resulting from a relocation of our facilities, as well as an increase in equipment required to support our expanding operations during 1999. Cost of software license revenue as a percentage of our total revenue was 9.4%, 4.2% and 3.6% in 1997, 1998 and 1999, respectively, reflecting our ability to realize software duplication and distribution cost efficiencies as the number of copies of our products we license to customers increased.

    Cost of services revenue.  Cost of service revenue increased 90.7% from $182,776 in 1997 to $348,572 in 1998, primarily due to an increase in the number of employees assigned to our customer support organization in order to support the increased number of customers purchasing maintenance contracts. Cost of service revenue increased 73.0% from $348,572 in 1998 to $603,007 in 1999, primarily due to an increase in the number of employees assigned to our customer support organization in order to support the increased number of customers purchasing maintenance contracts and an increase in our facility costs resulting from a relocation of our offices, as well as an increase in equipment required to support our expanding operations in 1999. Cost of services revenue as a percentage of our total revenue was 7.7%, 9.9% and 10.6% for 1997, 1998 and 1999, respectively. These increases as a percentage of revenue were due to the increases in employees and facilities costs, discussed above, that were required to support our growing number of customers.

    Cost of hardware revenue.  Cost of hardware revenue consists of the cost of hardware purchased and resold during 1997. We discontinued hardware sales during 1997.

Operating Expenses

    Research and development.  Research and development expenses increased 6.5% from $977,138 in 1997 to $1,040,695 in 1998, and increased 44.0% to $1,498,565 in 1999. These increases were primarily due to increased labor costs, including the addition of employees, higher consulting fees and approximately $53,000 of non-cash stock compensation expense, and an increase in facility costs resulting from our relocation, as well as an increase in equipment required to support our expanding operations. Cost of research and development as a percentage of total revenue was 41.4%, 29.6% and 26.3% for 1997, 1998 and 1999, respectively.

    Sales and marketing.  Sales and marketing expenses decreased 4.8% from $1,510,279 in 1997 to $1,437,608 in 1998, primarily as a result of a strategic change from a direct sales focus to an increased focus on reseller and OEM sales and the disciplines we implemented in 1998 to minimize costs. This decrease was partially offset by an increase in sales commissions due to increased sales. Sales and marketing expenses increased 11.0% from $1,437,608 in 1998 to $1,595,412 in 1999, primarily due to increases in marketing activities, marketing departmental staffing, sales commissions due to increased sales, sales departmental staffing, facility costs resulting from our relocation, equipment required to support our expanding operations and approximately $57,000 of non-cash stock compensation expense. Sales and marketing expenses as a percentage of total revenue were 64.0%, 40.9% and 28.0% for 1997, 1998 and 1999, respectively, reflecting our ability to realize efficiencies from our marketing efforts and our distribution partners as the number of copies of our products we licensed to customers increased.

    General and administrative.  General and administrative expenses decreased 1.2% from $426,843 in 1997 to $421,763 in 1998, primarily as a result of disciplines we implemented to minimize costs. General and administrative expenses increased 116.5% from $421,763 in 1998 to $913,097 in 1999. Of this increase, $108,700 was due to professional fees and other direct and incremental costs we incurred in preparing for a private placement of our common stock. We expensed the private placement costs when we canceled the private placement. The remainder of the increase resulted from increases in departmental staffing, facility costs resulting from our office relocation, employee travel expenses and equipment required to support our expanding operations and approximately $379,000 of non-cash stock compensation expense. General and administrative expenses as a percentage of total revenue were 18.1%, 12.0% and 16.0% for 1997, 1998 and 1999, respectively, reflecting our efforts to limit the increase in administrative staffing during these periods of revenue growth.

    Interest income (expense), net.  Interest expense increased from $129,677 in 1997 to $342,773 in 1998, and decreased to $85,915 in 1999. Interest expense for 1997 included a charge of $125,000 related to the beneficial conversion feature associated with the original convertible bridge note agreements. The increase in 1998 interest expense resulted primarily from charges of $256,312 for the value of warrants issued to guarantors of our bank debt and to convertible noteholders during 1998. The increase also resulted from an increase in our bank borrowings and interest charges on convertible notes that were outstanding only six months in 1997 but for the full year in 1998. The decrease in 1999 resulted primarily from a reduction in the amount of our bank borrowings during 1999 and a lower charge of $7,971 for the value of additional warrants we issued to guarantors of our bank debt and to convertible note holders during 1999.

    Income tax provision.  Our provision for income taxes in 1999 consists of U.S. alternative minimum taxes and foreign taxes. As of December 31, 1999, we had cumulative net operating loss carryforwards of approximately $2,900,000 available to offset future U.S taxable income. However, certain stock transactions, including sales of stock, including this offering, could result in limitations on the amount of net operating loss carryforwards that may be utilized on an annual basis to offset taxable income in future periods. We cannot assure you that we will generate sufficient taxable income to utilize any or all of these net operating loss carryforwards before the applicable carryforward periods expire.

    We have established a valuation allowance to offset all deferred tax assets, including tax benefits associated with our loss carryforwards and research and experimentation tax credit carryforwards in light of our history of generating net operating losses.

Quarterly Results of Operations

    The following table sets forth a summary of our unaudited quarterly operating results for each of the eight quarters in 1998 and 1999 and for the quarter ended March 31, 2000. We derived this information from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with our financial statements and related notes beginning on page F-1. The operating results for any quarter are not necessarily indicative of results for any future period. Dollars are in thousands.

	Q1-98	Q2-98	Q3-98	Q4-98	Q1-99	Q2-99	Q3-99	Q4-99	Q1-00
Revenue:
Software licenses	$682	$595	$724	$994	$1,022	$762	$1,157	$1,735	$1,256
Services	85	141	134	162	161	253	278	337	450

Total revenue	767	736	858	1,156	1,183	1,015	1,435	2,072	1,706
Cost of revenue:
Software licenses	34	39	35	40	43	45	57	62	49
Services	70	76	110	92	94	123	197	189	125

Total cost of revenue	104	115	145	132	137	168	254	250	174

Gross margin	662	621	713	1,024	1,046	847	1,181	1,822	1,532
Operating expenses:
Research and development	245	251	246	299	299	309	400	490	456
Sales and marketing	345	360	349	384	328	310	404	554	448
General and administrative	95	86	49	192	95	118	173	527	178

Total operating expenses	685	697	644	875	722	737	977	1,572	1,082
Operating income (loss)	(23)	(75)	69	149	324	109	204	251	450
Interest income (expense), net	(16)	(79)	(149)	(99)	(28)	(21)	(19)	(17)	4
Other expense	(7)	—	—	—	—	—	—	—	—
Income tax expense	—	—	—	—	(16)	(4)	(14)	(32)	(52)
Net income (loss)	$(46)	$(155)	$(80)	$51	$280	$84	$171	$202	$402

Liquidity and Capital Resources

    We have funded our operations to date through private sales of our common stock, cash generated from operations and borrowings from banks and other individuals. As of March 31, 2000, we had a cash and cash equivalents balance of $1,280,107. As of March 31, 2000, we also had short-term investments, consisting of U.S. treasury securities, of $194,514. This compares to our cash and cash equivalents balance of $1,026,361 and $28,074 as of December 31, 1999 and December 31, 1998, respectively. As of March 31, 2000, we had working capital of $1,984,909. This compares to working capital of $1,536,660 and a working capital deficit of $319,459 as of December 31, 1999 and December 31, 1998, respectively.

    Net cash provided by our operating activities was $487,284 for the quarter ended March 31, 2000. The primary sources of cash in the quarter ended March 31, 2000 were increases in net income, deferred revenue and a decrease in accounts receivable, partially offset by an decrease in accrued expenses. All of these increases resulted primarily from our increased revenue and profitability for the quarter ended March 31, 2000. We also recorded $49,231 of non-cash stock compensation expense in the quarter ended March 31, 2000.

    Net cash used in our operating activities was $1,091,762 in 1997 and $468,467 in 1998. The primary uses of cash in 1997 and 1998 were our net losses and increases in accounts receivable. The primary sources of cash, which partially offset these uses of cash in 1997 and 1998, were non-cash depreciation expenses, increases in deferred revenues and, in 1997, increases in accrued expenses. Net cash provided by our operating activities was $1,495,830 in 1999. The primary sources of cash in 1999 were increases in net income, accrued expenses (including bonuses and profit sharing) and deferred revenue, partially offset by an increase in accounts receivable. All of these increases resulted primarily from our increased revenue and profitability in 1999. We also had $489,195 of non-cash stock compensation expense in

1999. Net cash used in investing activities was $211,558 for the quarter ended March 31, 2000, resulting from our acquisition of equipment for $17,044 and from our purchase of short term investments of $194,514.

    Net cash provided by investing activities was $141,689 in 1997, resulting primarily from the maturity of short term investments in which we had invested some of the proceeds from our 1996 private placement of common stock. Net cash used in investing activities was $15,444 in 1998 and $89,799 in 1999 due to the acquisition of capital assets, primarily computer equipment, office furniture and leasehold improvements.

    For the quarter ended March 31, 2000, we used $21,980 of cash for financing activities primarily due to our payments of costs related to this offering. Net cash provided by financing activities in 1997 was $640,000, including $500,000 borrowed under terms of convertible notes and net borrowings under a bank line of credit of $140,000. Net cash provided by financing activities in 1998 was $297,638 resulting primarily from net borrowings under bank lines of credit. Net cash used in financing activities in 1999 was $407,744, due primarily to net repayments of $445,000 under bank lines of credit.

    Effective December 31, 1999, the holders of $500,000 of convertible promissory notes converted their notes and all accrued interest into 191,138 shares of our common stock. See "Certain Transactions—Bridge Loan Transactions" beginning on page 51.

    We maintain a $500,000 line of credit agreement that is scheduled to expire on July 1, 2000. As of March 31, 2000, we have no borrowings outstanding under this agreement. Under this agreement, the bank is not required to make any advances to us and therefore any borrowings we request are subject to the bank's prior approval. Any amounts we borrow under this agreement bear interest at an annual interest rate of 1% over the reference rate of U.S. Bank, N.A. (the bank's reference rate was 9.0% at March 31, 2000). Borrowings under this agreement are guaranteed by certain members of our board of directors. In exchange for their agreement to guarantee borrowings under this agreement, on May 15, 1998 we entered into a Contribution and Security Agreement with these directors and granted them warrants to purchase shares of our common stock and a security interest in our software. See "Certain Transactions—Line of Credit" beginning on page 51.

    We believe that our current cash, together with cash we expect to generate from our operations, the net proceeds we expect from this offering and borrowings under the bank line of credit agreement will be sufficient to fund our operating activities for at least the next 12 months. To the extent that the funds generated from these sources are insufficient to fund our operating activities, we would need to raise additional funds through public or private debt or equity financing or through other sources, or we would need to take actions to reduce the funds required by our operating activities. We cannot assure you that additional financing will be available on terms favorable to us, or at all. We also cannot assure you that actions taken to reduce the funds required by our operating activities would be sufficient to allow us to fund our operations.

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. In July 1999, the FASB issued Statement of Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133," which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect the adoption of FAS 133 to have a significant impact on our financial position or results of operations.

    In January 1999, the American Institute of Certified Public Accountants issued Statement of Position No. 98-9 (SOP 98-9), "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 retains the limitations of SOP 97-2 on what constitutes vendor-specific objective evidence of fair value. SOP 98-9 will be effective for transactions entered into in fiscal years beginning after March 15, 1999. We do not expect the adoption of SOP 98-9 to have a significant impact on our financial position or results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. The SAB summarizes certain of the SEC's views regarding revenue recognition. The provisions of SAB No. 101, as amended by SAB No. 101A, are effective for our year which began January 1, 2000. We have analyzed the effect of the guidance outlined in SAB Nos. 101 and 101A, and do not believe it will impact our revenue recognition practices.

Qualitative and Quantitative Disclosures about Market Risk

    The following discusses our exposure to market risk related to changes in interest rates, foreign exchange rates and equity prices.

    Interest rate risk.  As of March 31, 2000, we had $1,474,621 in cash and short term investments, which consisted of cash operating accounts and U.S. treasury securities. As of December 31, 1999, we had $1,026,361 in cash, which consisted entirely of cash operating accounts. A decrease in market rates of interest would have no material effect on the value of this asset. For the periods ended March 31, 2000 and December 31, 1999, we had no short- or long-term debt and, therefore, an increase in market rates would not directly affect our financial results.

    Foreign currency exchange rate risk.  We develop products in the United States and license them in North America, Asia/Pacific and Europe. We attempt to mitigate our foreign currency risks by requiring all sales transactions to be denominated in the U.S. dollar.

    Equity price risk.  We do not own any equity investments. Therefore, we are not currently exposed to any direct equity price risk.

Inflation

    We do not believe that inflation has had a material effect on our results of operations in recent years. There can be no assurance, however, that our business will not be adversely affected by inflation in the future.

BUSINESS

Overview

    We develop, license and support data storage software. Our software products provide data storage management for computer systems ranging in size from single servers to large, complex networks. Our software products meet the demands of organizations requiring uninterrupted access to information 24 hours per day, seven days per week. Our products allow organizations to efficiently and reliably create, store, access, manage, analyze and move data across local and remote comuter networks and over a new type of computing environment, called a storage area network or SAN, which we believe will emerge as a preferred storage method.

    We have over 600 licenses of our software in 33 countries with more than 250 customers, including BMW, Boeing, Bristol-Myers Squibb, Delta Airlines, Hallmark, the Mayo Clinic, NASA, Shell Oil and Xerox.

    We believe that our data storage software meets and exceeds the increasing demands of today's organizations to handle large volumes of data, because we have designed our products to provide:

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  scalability, or the ability of our products to efficiently manage customers' storage systems as their hardware components and data storage management needs increase;

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  protection against data loss and file system corruption;

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  SAN capability, or the ability of multiple computer servers to share the same data on a common group of storage devices;

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  rapid data recovery in the event of computer failure;

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  consistent and uninterrupted access to data;

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  access to data over commonly used computer networks, the Internet and SANs;

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  compatibility with leading computer applications and ease of use;

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  the ability for customers' data storage hardware to perform at essentially full rated speeds; and

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  flexible automated management.

    Our business is dependent on generating revenue from licenses for our software products. Revenues generated from licensing our software products accounted for 71.8%, 85.2% and 82.0% of our total revenue in 1997, 1998 and 1999, respectively. We currently offer six software products and have additional products under development. Our core product, Storage and Archive Manager File System or SAM-FS, accounted for 71.8%, 84.4% and 73.2% of our total revenue for 1997, 1998 and 1999, respectively.

Industry Background

The demand for data storage software is growing rapidly.

    In the last decade, there has been a dramatic increase in the volume of data created, processed and accessed through computer systems. Data-intensive applications such as on-line transaction processing, multimedia products, e-mail, business-to-business (B2B) and business-to-consumer (B2C) e-commerce, web hosting, data warehousing, data mining and enterprise resource management have fueled demand for additional storage capacity. The significance of this data has changed as well. Organizations have recognized the importance and value of data as a strategic and competitive asset. Employees, customers and suppliers demand uninterrupted access to mission-critical data 24 hours per day, 7 days per week. As a result, the ability to efficiently store, manage, protect and provide access to this data is becoming one of the most important aspects of business-critical decision making, increasing the need for high-performance, scalable and reliable software to seamlessly and automatically facilitate the management of this data.

    Industry analysts predict that demand for data storage software will grow significantly. International Data Corporation estimates that the overall market for data protection and management software was $3.5 billion in 1998 and will reach $6.7 billion in 2003.

Traditional data storage management approaches are not effective.

    Organizations traditionally have stored data on hard disks or other storage devices connected to their personal computers or computer networks, an approach called primary storage. In addition to primary storage, organizations historically have employed back up processes to insure against the loss of data by creating and storing duplicates of existing data. Traditional back up processes copy data onto storage devices not directly accessible by users. Typically, an organization will perform a full back up of all data one day a week and incremental back ups on the other six days of the week. Generally, an incremental back up operation copies only those files that have changed since the last full back up. The shortcomings of traditional data storage and back up methods include the following:

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  Traditional storage devices are expensive. User demand for data access has quickly exceeded the ability of traditional data storage technologies to cost-effectively handle data protection and provide ample storage. Historically, technology managers addressed these challenges by purchasing additional and expensive large scale computers and hard disk drive configurations. However, the traditional software to run these hardware devices generally prevents them from performing at essentially full rated speeds. Technology managers are finding it increasingly difficult to afford the hardware costs of keeping all data instantaneously available to users.

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  Traditional back up processes consume computer network capacity. As an organization's data volume increases, backing up this data consumes its computer network's limited capacity. Many networks lack the capacity to move data to storage devices during business hours and must either reduce network operating efficiency for users or perform data backups after business hours. However, the after-hours back up time period is shrinking due to many factors, including the increase in 24 hours per day, seven days per week business models. Consequently, technology professionals are seeking new ways to maintain high performance levels and cost effectively protect data without affecting their computer network's operating efficiency or compromising data integrity.

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  Access to traditionally stored data is limited. In most organizations, infrequently accessed data is typically moved off primary storage devices onto secondary storage devices, such as tape libraries. Once moved to secondary storage devices, the time and effort necessary to retrieve a file using traditional data storage software technologies is significant. Also, files that have been deleted from primary storage and reside only on secondary storage devices are not readily accessible to software applications that may need the data contained in the file.

Emerging use of storage area networks will require better data storage software.

    Industry experts have been developing a new method for data storage called a storage area network or SAN. SANs have emerged in response to the limitations of traditional data storage and back up approaches. A SAN is a large centralized group of storage devices accessible by interconnected computers. SANs permit data located anywhere on the computer network to be accessed through multiple paths by any user or application. Organizations are increasingly implementing SANs in an effort to move data storage off of their local area networks onto separate networks. Relocating data in this manner frees up use of the local area network for more efficient operation of software applications and communications.

    Although in its early stages of development and not yet established as a preferred data storage method, the SAN market is expected to grow rapidly. International Data Corporation estimates that the overall SAN market will grow from $3.5 billion in 1999 to $14.0 billion in 2003.

    Despite the greater capacity and speed of SANs, we believe that the combination of existing SANs and traditional data storage software cannot meet organizational demands for increased efficiency of data access and management. For example, we believe this combination cannot determine which data should be stored, do not provide efficient transfer of data to and from the SAN, do not enable immediate access to backed up data and cannot provide an effective index of stored data. If these problems with SANs cannot be resolved, we do not believe SANs will emerge as a preferred data storage method.

Our Solution

    We have designed our data storage software products to address what we view as the problems with traditional storage devices and traditional backup processes. Attributes of our products include the following:

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  Product Scalability. Our data storage software products adjust to meet the capacity and speed of hardware as our customers add new devices to meet their changing and growing storage management needs. This flexibility benefits our customers because our product performance increases as the number of storage devices increases. The performance of our customers' hardware, however, may limit their overall data storage capacity.

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  Immediate Protection. Our data storage software products eliminate the need for costly and time consuming backup while ensuring that our customers' data is accurately stored and protected. Our products do this when data is first created by making up to four copies of the data and routing the copies to different storage media. Multiple files stored on multiple media, in multiple locations, protect our customers' data in case of system failure.

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  High Availability and Uninterrupted Data Accessibility. After protecting data by copying it to multiple media, our data storage software products enable users to access multiple copies of data from the various media. To minimize any delays in file access, our products have read behind capability, or the ability to access a stored file before the system hardware completes its restoration to the local computer network. These attributes maximize system uptime and allow users to access data 24 hours per day, seven days per week.

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  SAN Functionality. Our file system product enables multiple computer servers, and their users to access and share data across a common group of storage devices. This SAN environment allows our customers to efficiently and cost effectively implement B2B and B2C e-commerce strategies, data warehousing, business intelligence and multimedia and e-mail applications, where multiple users are accessing the same data.

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  Increased Hardware Speed. Our data storage software products move data to and from storage devices nearly as fast as the hardware can move data, or at essentially full rated device speeds. We believe that no other data software product can offer essentially full rated device speed data transfer with read behind capability.

Our Strategy

    Our objective is to emerge as a market leader among providers of data storage software. Key elements of our strategy for achieving this objective include the following:

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  Introducing New Products. We plan to continue to develop and introduce new software products to solve complex data management problems. We are developing products that permit data sharing across differing operating systems, increase the speed of data sharing across multiple computer servers, prevent alteration of files after their initial creation and provide new forms of data storage. In addition, we plan to rebrand and repackage our existing products to focus on specific industry or customer requirements.

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  Building Brand Awareness. We believe that a critical factor in increasing revenues is increasing awareness of the features and benefits of our data storage software products. We plan to increase product awareness and brand recognition through marketing programs. We believe that we will increase revenues and expand market share as information regarding the advantages of our products reaches a wider audience of technology professionals.

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  Expanding Our Sales and Channel Network. We intend to enhance existing and create new relationships with OEMs and distribution partners. By working together with our partners, we believe we can leverage our relationships and expand our market share.

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  Pursuing Strategic Product or Technology Acquisitions. We intend to identify and acquire or license complementary products and technologies to achieve market presence, increase our customer base and expand our product offerings to our customers and distribution partners. We currently have no agreements or understandings regarding the acquisition or licensing of any products or technologies.

Customers

    We have more than 600 licenses of our software in use with more than 250 customers worldwide in 33 countries. Our data storage software products are used by many large organizations across a diverse range of industries. The customers listed below either are those from which we receive the most revenue for the industry indicated or which implemented our products to create a solution we believe was not available through use of any other available data storage software.

Automotive	Aerospace	Entertainment
Audi BMW Volkswagen AG	Aerospatial Boeing Delta Airlines, Inc. SAAB Aerospace	Experienced Music Project Sony Corporation
Financial Services	Medical	Science & Technology
Abbey National Insurance Household Finance Asahi Bank	Bristol-Myers Squibb The Cleveland Clinic Johns Hopkins Medical Center The Mayo Clinic UCLA Medical Center William Beaumont Hospital	Australian Bureau of Meteorology NASA DLR (Germany's national aerospace research and space agency) Swiss Center for Scientific Computing Central Weather Bureau-Taiwan
Telecommunications	Video & Broadcast	Education
ADC Telecommunications, Inc. Bell Atlantic Cnet-French Telecom	Ericsson Radio Systems News Broadcasting of Japan TV Guide	Australian National University Columbia University Georgetown University University of California at Berkeley University of North Carolina
Petroleum	Digital Pre-Press	Others
CGG Petrosystems Conoco Shell Oil Company	Banta Corporation Bertelsmann/Mohndruck Jeppesen Sanderson Modus Media	Sybase Xerox Corporation Hallmark

    Two of our distribution partners, HMK Computer Technologies GmbH and Storage Technology Corporation, each accounted for 10% or more of our total revenue in each of the last three years and each accounted for 20% or more of our total revenue in 1999. If we lose either of these distribution partners, or if either of them materially reduces its volume of business with us, our business would be materially adversely affected.

Products

    Our data storage software products provide a solution to the problems created by the increasing volume of data and the increasing need to more efficiently manage data. Our software continually validates the consistency of data it stores to ensure that retrieved information is identical to the originally stored information and to eliminate lengthy system checks in the event of a system failure. This saves our customers time because they do not need to verify data integrity before using it. Instead, they can simply retrieve the information and use it immediately. Our products have a standard UNIX interface, allowing for rapid implementation of specific data management policies by our customers. Although users must have the Solaris operating system to use our products, our products require no changes to the underlying operating system or customer applications, enabling us to bring product versions to market quickly and our customers to implement our solutions rapidly. Once initially configured, our products are designed to run automatically wihtout the need for manual intervention. Our products optimize our customers' technology investments by allowing their hardware to run at essentially full rated speeds and scaling to provide enhanced performance when adding hardware.

SAM-FS

    Storage and Archive Manager File System, or SAM-FS, is our core product from which we have derived our other products. We believe that SAM-FS meets the data management challenges organizations face by providing high performance data storage and protection while ensuring stability and uninterrupted data access. We designed SAM-FS to enable our customers to create, store, retrieve, manage, analyze and access large volumes of data over a large number of files. SAM-FS has the ability to:

  •
  scale as customer data storage needs increase;

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  access and transfer data to and from all major hardware devices at essentially full rated device transfer speeds;

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  store a file across multiple disks (disk striping) to provide rapid storage and retrieval by users;

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  provide for rapid recovery upon system failure;

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  allow for use of less costly data storage devices and media without compromising retrieval performance;

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  eliminate backup procedures by creating up to four copies of data files on different storage media as soon as the data is first created;

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  store copies of data in a non-proprietary format, ensuring that customers always have access to their data even without using our software to read it; and

  •
  allow our customers to easily implement data management policies specific to their organizations.

    SAM-FS supports major tape, optical and other data storage devices, including devices manufactured by Advanced Digital Information Corporation, Ampex Corporation, Breece Hill Technologies, Inc., DISC, Inc., EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, Quantum Corporation, Sony Corporation, Storage Technology Corporation and Sun Microsystems, Inc.

    Licenses for SAM-FS range in list price from $5,000 to several hundred thousand dollars based on the customer's storage capacity and number of storage devices.

Quick File System (QFS)

    We have designed QFS as a high speed, fast recovery file system that incorporates enhanced storage management capabilities. We believe that QFS is one of the fastest performing file systems available. Key technological features integrated into QFS include enhanced volume management, demonstrated scalability and increased input/output (I/O) bandwith. In addition, we have designed QFS to operate in SAN environment. However, SANs are new technology and we are not yet sure that the SAN market will emerge as the next generation of storage management computer infrastructure.

    The enhanced volume management aspects of QFS allow users to handle data by disk striping, which increases performance by providing multiple input/output access points. In addition, these enhanced volume management features allow QFS to store information about files, such as location and ownership, on a separate disk from the related text, graphics or other file data. This separation of data reduces the drive's required physical movements, which in turn lowers the overall time required to store or retrieve file data.

    In a SAN environment, QFS enables multiple host computers to share data in a large centralized pool of storage disks. This gives our customers three primary benefits including:

  •
  concurrent access to disk storage by multiple servers; for example, two employees can access the same data at the same time, rather than one being required to wait until the other is finished using the data.

  •
  use of multiple servers in a round-robin fashion (load balancing) to satisfy hundreds of thousands of requests to access data in a single pool of disk storage.

  •
  cost savings because data sharing in a SAN environment gives our customers the freedom to purchase smaller servers and less online disk without sacrificing performance.

    The following diagram shows a configuration using QFS with its SAN capability to enable multiple servers to share the same data:

[GRAPHIC: DEPICTION OF THE CONFIGURATION
DESCRIBED IN THE PRECEDING PARAGRAPH]

    We believe that QFS provides the benefits of enhanced volume management, demonstrated scalability and increased I/O bandwith while retaining the administrative ease of a file system. By providing this level of manageability, QFS can greatly reduce the cost of administration and enables our customers to reduce the technical support resources necessary to maintain their systems.

    We license QFS on either a freestanding basis or as part of a total data storage management solution. When integrated with SAM-FS, the total solution provides the advanced performance attributes of QFS with high performance storage and retrieval of data from disk to storage, all at near raw device speeds.

    Licenses for QFS start at $12,500. Prices vary based on the server type.

Data Warehouse Wizard

    Data Warehouse Wizard integrates SAM-FS and QFS with industry specific features to provide a product for the data warehouse industry.

    A data warehouse maintains an organization's historical demographic, transactional and other electronic data. To make effective business decisions, organizations access their data warehouses to analyze and identify (or mine) trend information. Using traditional technology, organizations are forced to retain the entire data warehouse on expensive online disk storage, resulting in a tremendous strain on corporate resources. As more frequently accessed, or active, data is stored, organizations must increase their investment in disk drives, computer servers and technical support personnel. In the alternative, organizations can reduce the amount of data stored, but this reduces the effectiveness of decisions based on the data warehouse.

    Data Warehouse Wizard allows our customers to handle the increasing size of their data warehouses without purchasing more expensive disk drives or discarding old data. Data Warehouse Wizard stores frequently used data on disk drives while storing the remaining, but still valuable, data on less expensive tape drives for rapid retrieval. This separation enables an organization to mine its data warehouse with significantly less disk space, substantially reducing the cost and shortening the time typically required for data mining. Because Data Warehouse Wizard incorporates the features of our file system technologies, it provides our customers with near rated device speed performance.

    We price licenses for Data Warehouse Wizard based on the customer's computer server type, as well as the number and capacity of media cartridges controlled by the customer's tape storage devices.

Segmented File System

    Segmented File System is a data storage management product that we license with SAM-FS or SAM-QFS to allow our customers to improve tape storage retrieval speed, access and manageability of very large files. Segmented File System accomplishes this by breaking large files into multiple, more manageable segments. These segments can be striped simultaneously over multiple tape devices significantly reducing the time required to store or retrieve these files. With our Segmented File System customers can use any number of tape devices to store the segments of a file and a different number of tape devices for retrieval. We believe this is a significant advantage over competing products that require customers to use exactly the same number of tape devices for retrieval as were used for storage, which prevents retrieval if one or more tape devices are not available.

    Our Segmented File System accelerates data access by allowing our customers to retrieve only desired segments rather than the entire file, to rearchive only the changed segment of a file, or to retrieve multiple segments simultaneously through multiple tape devices. Our customers can also create and manage files larger than their disk storage capacity by maintaining desired file segments on disk drives and storing the remaining segments on tape.

    We price licenses for our Segmented File System based on the computer server type, as well as the number and capacity of media cartridges controlled by the customer's tape storage devices.

Storage and Archive Manager Remote (SAM-Remote)

    SAM-Remote is our client server product that enables storing (vaulting) of data at remote geographic locations. SAM-Remote transfers data from a client (either an individual user workstation or an enterprise server) for storage on a separate, geographically remote server. Our customers can recover data stored in this remote vault if a natural disaster or other catastrophic failure occurs at the original client location.

    SAM-Remote also extends automated storage management capabilities to departmental servers and workstations that may be located in the same physical facility. This permits our customers to share centralized storage resources while implementing storage management policies customized to the needs of individual work groups.

    We charge $15,000 for an initial license of SAM-Remote, and $5,000 per additional license.

Migration Toolkit

    Migration Toolkit is a product that enables our customers to access and transfer data from competitors' proprietary storage systems to SAM-FS. Migration Toolkit enhances our ability to license our products to prospective customers using competitive storage technologies.

    We typically charge $15,000 per license for Migration Toolkit.

Services

    In addition to our data storage software products, we offer consulting, installation, training and other customer support services, including software upgrades and 24-hour hot-line support. We believe that providing a high level of customer service and technical support is critical to maintaining customer satisfaction and our success. We also believe that our support services are a major factor in customers' decisions to upgrade their software licenses. Support service fees are based on a percentage of software license fees. Support during normal business hours is available at approximately 16% of software license fees. We also provide product training and other professional services to OEMs and our distribution partners, allowing them to offer greater value to their customers. As our distribution channels and customer base increase, we plan to increase our support services staff to accommodate this growth.

Research and Development

    We perform most of our research and development activities at our facilities in Eagan, Minnesota. We currently employ 14 software engineers. In 1997, 1998, 1999 and the first quarter of 2000, we spent $977,138, $1,040,695, $1,498,565 and $455,529, respectively, on our research and development activities. Our principal research and development efforts are focused on development of the new data storage software technologies and products discussed below.

Storage Area Network (SAN) Support

    We are designing products to take advantage of the performance and increased physical connectivity features offered by the emerging SAN technology. SAN technology is still in the very early stages of development, and although we believe SANs will emerge as the next generation of data storage management infrastructure, we cannot be certain how the SAN market will develop, if at all. Nonetheless, we are continuing with our research and development of SAN-compatible products. A SAN environment allows for connecting unlike servers and their respective users to enable data access and data sharing. These servers have access to a common pool of disk storage devices attached across a high speed network. We believe that our design efforts will lead to a new generation of products that:

  •
  Permit data sharing across platforms. We are pursuing a solution for computing environments that, because of the limits of existing technology, cannot optimize SAN performance features. The goal of our research effort is to discover a way to permit any data on the network, in any location, to be accessible to any application regardless of computer platform.

  •
  Increase the speed of data sharing across multiple Solaris servers. We are pursuing a solution for environments where speed and data accessibility requirements for an organization exhaust the computing capability of a single Solaris computer server. This is critical for customer applications that rely on maximum data access speeds such as web servers, decision support and imaging.

  •
  Capitalize on emerging technologies. By designing our products so they can be used in SAN environments, we are positioning our products to take advantage of emerging technologies such as tape based fibre channel and intelligent switches, although we recognize there are risks that these emerging technologies may not achieve commercial acceptance.

Write Once / Read Many File System

    We are designing a Write Once / Read Many File System to ensure that a stored file can never be changed. We believe that financial, government and legal markets have been slow to adopt UNIX based computing platforms because they do not adequately address this security requirement. We expect our Write Once / Read Many File System to be a distributed system alternative to secure mainframe environments for storing data such as financial and legal documents, scanned images, signatures and e-mails.

Distributed Archiving

    Businesses and other organizations are becoming more complex and geographically dispersed, creating the need for products capable of distributing and archiving customer data across a network. We are developing Distributed Archiving to enable file replication across a network. This feature will provide robust solutions for fast "restart" disaster recovery, worldwide dissemination and data access and high availability.

Sales and Marketing

    Our success is dependent on our ability to generate revenue from our products. We have designed our sales and marketing strategy to focus on achieving broader market coverage, maintaining close contact with end user customers and monitoring customer satisfaction. Key elements of our sales and marketing strategy include:

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  marketing our products directly to OEMs and to end users through resellers, value added resellers, hardware distributors, application software vendors and system integrators;

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  retaining additional OEMs and distribution partners to expand our geographic and market coverage;

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  marketing our products to data management consulting organizations, a distribution channel we historically have not pursued.

    We rely heavily upon our distribution partners because they specialize in providing total data storage management solutions (including hardware and complementary software). We believe that our distribution partners will maximize our revenue by packaging our software as part of a total data storage solution that they provide to end users.

    We give our distribution partners responsibility for managing the sales and installation process in each customer situation, although in some cases our support personnel work with our partners to provide technical support. We provide sales and pre-sale technical support to business partners and end-user customers from our headquarters in Minnesota and from regional locations in Denver, Los Angeles, New York City, Dallas and Washington, D.C.

The Roles of Our Distribution Partners and Support Personnel

    To further expand coverage in the marketplace, we license our products to large regional and national distribution partners which then place the products into those distribution channels in which they have a particular expertise in data storage management. We currently have relationships with various major distribution partners, including Fujitsu Ltd., L3 Communications, Schlumberger (GeoQuest and GecoPrakla) and Storage Technology Corporation. In Europe, we market our products through a master distributor, HMK Computer Technologies GmbH, which in turn licenses our products to regional or national distribution partners specializing in specific market segments. Our sales and support personnel assist our channel partners by:

  •
  participating in joint sales presentations and trade shows;

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  providing product and competitive differentiation training;

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  providing marketing assistance; and

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  developing and maintaining our website (http://www.lsci.com) to provide current marketing information, technical documentation and support. Our website contents are not, nor are they intended to be, part of this prospectus.

Key Distribution Partners

    During 1997, 1998 and 1999, we earned a significant percentage of our revenues through two distribution partners, Storage Technology Corporation and HMK Computer Technologies GmbH. If we lost either of them as distribution partners, or if they significantly reduced their respective levels of business with us, our business, operating results and financial condition would suffer. Below we summarize aspects of our agreements with StorageTek and HMK. Copies of these agreements are filed as exhibits to the registration statement of which this prospectus is a part.

    In September 1997, we entered a software distribution agreement with StorageTek, in which we appointed StorageTek as a non-exclusive, worldwide distributor with the right to copy, distribute, sublicense and market our software products as an OEM. In December 1999 we entered a Master Reseller Agreement with HMK, in which we appointed HMK as a Master Reseller of our software products within Europe, Africa and the Near East. Within this territory, HMK has a non-exclusive right to distribute our products to customer end-users, value added resellers, manufacturer representatives, and systems integrators. Under these agreements, StorageTek and HMK generally:

  •
  may authorize their own sub-distributors and other resellers to market our products to end-users;

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  are not obligated to sublicense any particular quantity of our products or to recommend our products over any other products, but must use reasonable efforts to promote our products to resellers and customers;

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  retain the right to develop, acquire, distribute and license software that competes with our products; and

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  pay us a license fee in U.S. dollars for each sublicense which they or any of their resellers grants to an end-user.

    Either we or StorageTek may terminate our agreement if the other party defaults and does not cure its default. Our agreement with StorageTek has no fixed term, and will continue until we or StorageTek terminates it. Our agreement with HMK has an initial term expiring on December 31, 2000, but it will automatically renew for successive 12-month periods unless either party notifies the other that it does not want the agreement to renew. In addition, either we or HMK may terminate this agreement sooner if the other party has defaulted and has not cured the default.

    We also pay commissions to HMK as compensation for sales made by other distributors into Europe. In 1999, these commissions totaled approximately $75,000.

Case Studies

    The following case studies illustrate how five of our customers, Bristol-Myers Squibb, BMW, Banta Corporation, Advanced Communication Design, Inc. and DLR, have used our data storage management software products to further their business objectives and cost effectively manage increasing data volumes.

    Bristol-Myers Squibb is a world leader in the health and personal care products industry. Its principal businesses are pharmaceuticals, consumer medicines, nutrition and beauty care products and medical devices. The software applications required for drug discovery, pharmaceutical development, clinical research and regulatory practices generate vast amounts of scientific data on many different computing platforms. The data must be summarized, organized and stored for access by scientists throughout Bristol-Myers Squibb's worldwide laboratories and research centers. Today, Bristol-Myers Squibb's data assets have grown to 10 terabytes. In 1997, they realized that the time required for protecting their growing data assets with traditional back-up procedures would only increase and that their businesses already were working around the clock. Moreover, the additional hardware investment required to manage the data using disk device storage was becoming increasingly cost prohibitive. In sum, Bristol-Myers Squibb realized it needed to revamp its storage and data management strategy with a new approach. Bristol-Myers Squibb chose SAM-FS because all the data generated from Bristol-Myers Squibb's diverse applications and computing environments could, with SAM-FS and SAM-Remote, be centrally stored and globally managed for over 1,100 users, technicians and scientists, each with different access and storage needs. Today, SAM-FS effectively manages Bristol-Myers Squibb's existing storage investments to maximize hardware functionality for specific processes. Also, we expect that SAM-FS will scale as Bristol-Myers Squibb's data assets grow.

    BMW, a worldwide manufacturer of automobiles, motorcycles, aircraft engines and other products, recognized that it was unable to efficiently protect the overwhelming amount of data being generated with a traditional data storage solution. Their network was a bottleneck, resulting from the large volume of data transmissions received from multiple clients. Client systems transmitted data at 500KB to 1MB per second, resulting in very poor tape drive performance. Meanwhile, BMW's backup window continued to decrease while the volume of data generated continued to increase. BMW chose SAM-FS and our high performance Quick File System (QFS) to manage the storage configuration for its system backups. BMW now has the ability to backup client systems simultaneously, offering a higher level of data protection, as opposed to the "one-at-a-time" traditional approach. The combination of QFS and SAM-FS maximizes the performance of BMW's hardware investment when using high-speed tape drives because data is streamed from magnetic cache directly to disk drives, eliminating the network bottleneck. SAM-QFS also allows BMW to scale its system to manage its growing data assets, currently between 1.5 terabytes to 3 terabytes weekly, while providing uninterrupted service to over 1,000 client systems.

    Banta Corporation is a market leader in printing and digital imaging that serves publishers of educational and general books, special-interest magazines, consumer and business catalogs and direct marketing materials. In response to their customers' demands for a better way to manage their digital assets and control production costs, Banta created a service that provides access to digital content via a central data repository. With SAM-FS, Banta was able to realize its goal, an innovative workflow process that swaps high-resolution images for low-resolution images allowing users faster access via the network to digital content. This system has substantially reduced client production cycles. For example, the production cycle for one particular Banta customer fell from 32 days to 19 days, saving the customer significant time and money. In addition, Banta is using our SAM-Remote product to store data at a remote geographical location.

    Advanced Communication Design, Inc., one of the world's premier developers, manufacturers and resellers of in-store audio/video merchandising technology, specializes in interactive voice response, audio-text and retail promotion and offers the largest digital music-sampling library in the world. ACD services are designed to build a virtual bridge between traditional retailing and e-commerce. ACD offers retail customers innovative services such as music sampling, custom CD manufacturing and distribution. In order to provide these services to a very competitive retail marketplace and still remain profitable, ACD had to address a host of issues, including making large data files accessible to many users and providing better system performance without drastically increasing storage hardware investment. SAM-FS enabled ADC to get the best performance out of its existing hardware by redefining its storage strategy. We suggested that ADC store only frequently requested files on disk drives and that they use to move older data to tape libraries. This approach enabled ADC to reduce its costs, yet manage more data more efficiently and effectively.

    DLR (Deutsches Zentrum fuer Luft und Raumfahrt) is the German Aerospace Center, equivalent to NASA in the USA. DLR is responsible for the acquisition, processing archiving and dissemination of data from Earth Orbit satellite missions of national interest or as a partner to international space agencies such as NASA, the European Space Agency or the Indian Space Research Organization. The raw data collected and resulting products have to be stored and catalogued to be easily retrieved after minutes, days or weeks, then archived for a period of at least 30 years. DLR chose SAM-FS to replace its existing hierarchical storage management, or HSM, software. SAM-FS's scalability was a critical feature that has enabled DLR to grow its file system as the amount of data increased and migrate existing data (about 1 terabyte) into SAM FS. Today, SAM-FS manages over 22 terabytes of data for DLR.

Competition

    We face significant competition in developing and licensing our products. Our principal competitors have significantly more marketing, financial, development and personnel resources than we do. To remain competitive, we believe that we must continue to provide:

  •
  technologically advanced products that satisfy the demands of our customers;

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  superior customer service; and

  •
  high levels of quality and reliability.

    We cannot assure you that we will be able to compete successfully against our current or future competitors. Increased competition may result in price reductions, lower gross margins and loss of market share and could require increased spending by us on research and development, sales and marketing and customer support. Some of our competitors may make strategic acquisitions or establish cooperative relationships with suppliers or companies that produce complementary products. If any technology that is competing with ours becomes more reliable, higher performing, less expensive or has other advantages over our technology, then the demand for our products and services could decrease.

    Our products are generally higher priced than those of our competitors. We believe that our customers recognize the quality and value of our products' advanced technological features and the support and service provided by our channel partners and us. However, if we cannot convince potential customers that are products are of greater value than others, we will not be successful.

    In the high performance computing market, our principal competitors are ADIC, International Business Machines Corporation (IBM), Hewlett-Packard Company and SGI. In the server and desktop markets, our principal competitors are Veritas Software Corporation, Legato Systems, Inc., IBM and Computer Associates International, Inc. All of these competitors are large, well established companies with recognizable names, and we may not be successful competing against them.

Intellectual Property

    We believe that protecting our proprietary technology is important to our success and competitive positioning. We currently rely on a combination of copyrights, trade secrets, patents, unregistered trademarks, license agreements and contractual provisions to establish and protect our intellectual property rights. Our failure to protect our intellectual property rights could have a material adverse effect on our business, results of operations and financial condition. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our proprietary rights, that others will not independently develop or otherwise acquire equivalent or superior technology or that we can maintain any of our technology as trade secrets. The laws of some of the countries in which our systems are or may be sold may not protect our systems and intellectual property to the same extent as the United States, or at all. We also cannot be certain that we have not infringed the proprietary rights of others. Any such infringement could cause third parties to bring claims against us, resulting in significant costs, possible damages and substantial uncertainty, even if we are ultimately exonerated. We could also be forced to develop a non-infringing alternative which could be costly and time-consuming.

    We currently hold four U.S. patents covering various aspects of our software products, and we have filed an international PCT application based upon three of the software patent applications to preserve our rights to pursue foreign patent protection for those applications. Our patents expire during the period between February 2013 and June 2015, and may expire sooner if we fail to pay required maintenance fees.

Employees

    We currently have 36 employees, including 20 software and support engineers, 12 sales and marketing personnel and four general and administration personnel. We also utilize part-time employees and consultants on an as-needed basis. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have experienced no work stoppages or layoffs and believe that our relations with our employees are good.

    We require all employees to sign a confidentiality and non-competition agreement prior to beginning employment with us. The confidentiality obligations do not expire and the non-competition restrictions typically cover a period of twelve months after termination of employment.

Facilities

    We currently lease approximately 11,419 square feet of space for our corporate headquarters in Eagan, Minnesota. We also house software development, support, sales, marketing and administration at this facility. Our lease for this facility expires in July 2004. We consider our present facilities to be sufficient for our current operations.

MANAGEMENT

Executive Officers and Directors

    The following table contains certain information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Paul G. Miller(1)(2)(3)	77	Chairman of the Board, Director and Audit Committee Chairman
J. B. (Brad) Balogh(1)	41	President, Chief Executive Officer and Director
David D. Thompson	61	Senior Vice President—Development and Support
Harriet G. Coverston	54	Vice President—Technology
H. Edward Peek II	43	Vice President—Sales
Elizabeth A. Brandt	37	Chief Financial Officer, Secretary and Vice President—Finance
Clark H. Masters(2)	49	Director and Compensation Committee Chairman
Donald D. Crouse	61	Director
Jeffrey A. Pancottine	39	Director
Richard W. Perkins(1)(3)	69	Director
Mark A. Shepherd(3)	41	Director
Edward E. Strickland(2)	73	Director

(1)
Member of the Executive Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Audit Committee.

Additional Information About Our Executive Officers and Directors

    Paul G. Miller has served as one of our Directors since 1992, as Chairman of the Board since December 1999, as Chairman of the Executive Committee of the Board since its formation in March 1997 and as Chairman of the Audit Committee of the Board since its formation in February 2000. From 1995 to 1999 he served as Chairman of the Board of Merrill Corporation. From 1987 to 1995, he served as Chairman of the Board of SuperComputer Systems, Inc. From 1975 to 1984, Mr. Miller served as Chairman of the Board, President and Chief Executive Officer of Commercial Credit Company. From 1963 to 1975, Mr. Miller served as a senior operating and marketing executive at Control Data Corporation. Mr. Miller also is a past director of Baltimore Gas and Electric Company, Bon Secours Health System, Inc., Constellation Holdings, Inc., Control Data Corporation, First National Bank of Minneapolis and JiffyLube, Inc.

    J. B. (Brad) Balogh was recruited to LSC and has served as our President and Chief Executive Officer since January 1997 and as one of our Directors since August 1997. Mr. Balogh also served as our Chief Financial Officer from July 1996 to July 1999. Mr. Balogh has been instrumental in transitioning us from a hardware company into a data storage software company. During his tenure, software sales have increased from approximately $250,000 in the fourth quarter of 1996 to over $4.7 million in 1999. From August 1995 to July 1996, Mr. Balogh served as Senior Director, Product Financing and Corporate Contracts at SGI (formerly Silicon Graphics, Inc.), and from February 1993 to August 1995 he served as Finance Director/Division Controller of Cray Research, Inc.'s Business

System Division, which Sun Microsystems acquired in July 1996. Mr. Balogh has almost 20 years of experience in various aspects of the software, hardware and technology industries.

    David D. Thompson has served as our Senior Vice President—Development and Support since September 1999. Mr. Thompson's career spans over four decades with prominent technology companies. Prior to joining us, Mr. Thompson served as a Vice President of Strategic Software at SGI from 1997 to June 1998, and was responsible for providing all system software for the SGI product line. He also served in various executive positions at Cray Research, Inc. from 1985 to 1997, At Cray, he served as a Vice President of Research and Development., and was responsible for Operating Systems and Networking and Communications Software Groups. From June 1998 until September 1999, Mr. Thompson was an independent consultant. In addition to serving with SGI and Cray Research, Inc., he has held technical positions with Control Data and UNIVAC, a division of Sperry Rand Corporation.

    Harriet G. Coverston is one of our founders and has served as one of our officers since 1985. She currently serves as Vice President—Technology. Ms. Coverston served as a principal consultant at Control Data Corporation from 1974 to 1986, and was an operating systems developer at Lawrence Livermore National Laboratory from 1967 to 1974. Her objective while at Livermore was to develop unique operating systems for the U.S. Government's computer systems. Her work predated the development of the common operating systems used today. Ms. Coverston initially developed the technology for our archiving file system and is largely responsible for our patents.

    H. Edward Peek II has served as our Vice President—Sales since September 1999. From April 1995 to August 1999, Mr. Peek served as Vice President of Sales at Secure Computing, a security software company, where he had responsibility for building an indirect sales channel in North America with commercial and government focused sales teams. While at Secure Computing, he was responsible for building a sales team and grew annual sales at a compound annual growth rate of 82% from 1996 to 1998. From September 1985 to April 1995, Mr. Peek held various business development and senior sales and marketing positions at Honeywell/AlliantTechsystems. Mr. Peek also retired from the Marine Corps, as a Major, after 22 years of service.

    Elizabeth A. Brandt has served as our Chief Financial Officer, Secretary and Vice President—Finance since July 1999. From November 1995 to July 1999, Ms. Brandt served as a Finance Manager at SGI. From 1986 to November 1995, she served in divisional and corporate finance positions with Control Data Corporation. Ms. Brandt has experience in SEC reporting, mergers and acquisitions and technology financing and has years of experience in high growth technology companies.

    Clark H. Masters served as one of our Directors from January 1998 to November 1998 and has served as one of our Directors since December 1999 and as Chairman of the Compensation Committee of the Board since its formation in February 2000. Mr. Masters has served as the Vice President and General Manager of the Data Center and High Performance Computing Product Group at Sun Microsystems since July 1996. Before joining Sun Microsystems in July 1996, Mr. Masters served as Vice President and General Manager of Cray Research, Inc.'s Business Systems Division from 1994 to 1996.

    Donald D. Crouse is one of our founders and has served us as a Director and technical employee since 1992. Mr. Crouse also served us in several management positions from 1992 through 1998. In 1988 and 1989, Mr. Crouse participated in advance development work for the development of supercomputer I/O systems at Cray Research, Inc. Mr. Crouse served as a technical consultant and electronic data processing specialist at Control Data Corporation from 1965 to 1985.

    Jeffrey A. Pancottine has served as one of our Directors since February 2000. Since November 1999, Mr. Pancottine has served as Vice President of Business Marketing for Intel Corporation. From 1997 until joining Intel in 1999, he served as Vice President of Global Marketing at Sequent Computer

Systems, Inc. and from 1996 to 1997 he served as Senior Director of Marketing for the Enterprise Server and Storage Group at Sun Microsystems, Inc. From 1993 to 1996 he served as Vice President Marketing at Cray Research, Inc. He previously served as Vice President of Marketing at SGI and in similar capacities with various other technology companies.

    Richard W. Perkins has served as one of our Directors since November 1995 and as a member of the Executive Committee of the Board since March 1997. Mr. Perkins serves as the President and Director of Perkins Capital Management, Inc., a position he has held for more than five years. Mr. Perkins also serves on the boards of directors of the following publicly held companies: Bio-Vascular, Inc., CNS, Inc., PW Eagle, Inc., Harmony Holdings, Inc., iNTELEFILM Corporation, Lifecore Biomedical, Inc., Nortech Systems, Inc., Quantech, Ltd. and Vital Images, Inc. Prior to forming Perkins Capital Management, Mr. Perkins served as Senior Vice President at Piper Jaffray, Inc., of Minneapolis, Minnesota.

    Mark A. Shepherd has served as one of our Directors since February 2000. Mr. Shepherd is the Executive Vice President and President Retail/Mortgage Services of Conseco Finance Corporation. Since January 1998, he has served on the board of directors for Green Tree Retail Services Bank. Prior to joining Green Tree in 1996, Mr. Shepherd spent 13 years employed by Household International in a broad variety of executive positions, including Chief Financial Control Officer for two of Household International's subsidiaries (Household Finance Corporation and Household Retail Services, Inc.), Chief Collection Officer, Chief Marketing Officer and Group Vice President, Regional Director of Sales for Household Finance corporation. Mr. Shepherd also has served on the boards of directors of the American Financial Services Association, National Home Equity Mortgage Association and Merchants Research Council and with the Conference Board Council on Services Marketing.

    Edward E. Strickland has served as one of our Directors since 1993. Mr. Strickland has served as an independent financial consultant for more than five years. Mr. Strickland also serves as a director of BioVascular, Inc., Communications Systems, Inc. and Hector Communications, Inc., Quantech Ltd. and Reuter Manufacturing, Inc. Mr. Strickland is the father-in-law of our President and Chief Executive Officer, Mr. Balogh.

Board of Directors Compensation

    Our directors are elected annually and serve until the next annual meeting of our shareholders or until their successors are duly elected and qualified. Prior to 2000, we did not pay the members of our board of directors any cash compensation with respect to their service as our directors, although we reimburse them for their out of pocket expenses and have granted nonqualified stock options to directors who are not our employees. As of March 31, 2000, we had granted options to purchase 35,000, 35,000, 30,000, 55,000, 30,000 and 37,600 shares of our common stock to Messrs. Masters, Miller, Pancottine, Perkins, Shepherd and Strickland, respectively. The options have an exercise price equal to the fair market value on the date of grant (except that 105,000 of these options are exercisable at a price equal to the per share initial public offering price in this offering), vest over a period of four years and expire ten years from the date of grant. Except as described in the next paragraph, no other options have been granted to any other person for service as one of our directors.

    In February 2000, we implemented a new compensation plan for the members of our board who are not employees. Under this plan, each non-employee director will receive a $5,000 annual retainer and upon, initial election to the board, a one-time option to acquire 30,000 shares of our common stock. Under the plan, these options generally have an exercise price equal to the fair market value on the date of grant, vest in installments of 10,000 shares at each of the first three annual meetings of our shareholders following the date of grant and expire ten years from the date of grant. If a grantee leaves the board, the option will remain exercisable, to the extent then vested, for the duration of its term. However, the board has the discretion to accelerate vesting.

Committees

    In March 1997, our board of directors established an Executive Committee. During intervals between meetings of our board, the Executive Committee has the power of the board of directors to manage our business and affairs, including the power to authorize the issuance of capital stock in transactions up to $2,000,000.

    In February 2000, our board of directors established an Audit Committee and a Compensation Committee. The Audit Committee provides assistance to the board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices, and reviews the annual financial statements, the selection and work of our independent accountants and the adequacy of internal controls for compliance with corporate policies and directives. The Compensation Committee reviews general programs of compensation and benefits for all employees and makes recommendations to the board concerning executive officer and director compensation.

Compensation Committee Interlocks and Insider Participation

    Before we established our Audit Committee and Compensation Committee, our board of directors performed the functions now delegated to these committees. For our most recently completed fiscal year, the individuals serving on our board of directors and performing these functions were Messrs. Masters, Miller, Balogh, Crouse, Perkins and Strickland. Among other functions, in 1999 these individuals participated in deliberations concerning the compensation of our executive officers, although Mr. Balogh did not participate in deliberations concerning his own compensation.

Executive Compensation

    The following table describes the compensation earned in 1999 by (i) our President and Chief Executive Officer; and (ii) our only other executive officer whose salary and bonus exceeded $100,000 in 1999 (our Named Executive Officers). None of our other executive officers received salary and bonus exceeding $100,000 for the fiscal year ended December 31, 1999. The compensation set forth in the table does not include compensation in the form of perquisites or other personal benefits because such amounts constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

Summary Compensation Table

				Long-Term Compensation
	Annual Compensation
Name and Principal Position				Securities Underlying Options(#)	All Other Compensation(1)
	Year	Salary	Bonus
J. B. (Brad) Balogh President and Chief Executive Officer	1999	$126,154	$46,952	350,000	$5,217
Harriet G. Coverston Vice President—Technology	1999	$111,992	$28,624	0	$4,404

(1)
Represents our contributions to our 401(k) plan on behalf of the individuals listed.

Option Grants in Last Fiscal Year

    The following table summarizes stock option grants during 1999 to our Named Executive Officers.

Option Grants in Last Fiscal Year

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(#)		Percent of Total Options Granted to Employees in Fiscal Year
Name				Exercise Price Per Share	Expiration Date
						5%($)	10%($)
J. B. (Brad) Balogh President and Chief Executive Officer	350,000	(2)	33.5%	$2.50	11/22/09	$3,685,905	$6,387,479

(1)
In accordance with the rules of the Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of appreciation in the value of our common stock from an assumed initial public offering price of $8.00, which is the mid-point of the $7.00 to $9.00 filing range. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect our estimates or projections of future common stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend upon the future performance of our common stock, Mr. Balogh's continued employment with us or our subsidiaries (although we presently have none) and the date on which the options are exercised. The amounts represented in this table might not necessarily be achieved.

(2)
This option was immediately exercisable upon grant with respect to 250,000 shares and becomes exercisable with respect to an additional 50,000 shares on each of November 22, 2000 and November 22, 2001. The option becomes fully exercisable upon certain changes in control and remains exercisable for the remaining term of the option. Each option also grants Mr. Balogh the right to a gross up payment in certain situations. See "Management—Non Plan Option Agreements."

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

    The following table sets forth information concerning option holdings for the year ended December 31, 1999 with respect to our Named Executive Officers. For purposes of the table, value is based on the difference between the fair market value of the shares of common stock as of the date of this prospectus (based upon an initial public offering price of $8.00 per share, which is the mid-point of the $7.00 to $9.00 offering range) and the exercise price of the options. Options are in-the-money if the fair market value of the shares exceeds the option exercise price. No options were exercised by our Named Executive Officers during the fiscal year ended December 31, 1999.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
J. B. (Brad) Balogh President and Chief Executive Officer	250,000	100,000	$1,375,000	$550,000

(1)
The values shown on this table represent the difference between the assumed initial public offering price of $8.00 and the $2.50 per share exercise price, multiplied by the number of options exercisable or unexercisable, as the case may be.

Stock Option Plans

    We adopted our 1992 Stock Option Plan in December 1992. 1,000,000 shares of our common stock have been authorized for issuance under the Plan. The 1992 Plan provides for the grant to eligible recipients of:

  •
  options to purchase our common stock that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code; and

  •
  options to purchase our common stock that do not qualify as incentive stock options.

    Under the 1992 Plan, options may be granted at an exercise price that is not less than 100% of the fair market value of the shares on the date of grant for incentive options, or not less than 85% of the fair market value of the shares on the date of grant for nonqualified options. If an employee owns, or is deemed to own, more than 10% of the combined voting power of all of our classes of stock, and an incentive stock option is granted to such employee, the option price of such incentive stock option will not be less than 110% of the fair market value on the grant date.

    In the event that a change in control of LSC occurs, then:

  •
  without any action by the board of directors or the committee administering the 1992 Plan, all outstanding options will become immediately exercisable in full and will remain exercisable during the remaining term of the option, regardless of whether the optionee remains our employee or remains retained by us in another capacity; and

  •
  the board of directors or the committee administering the 1992 Plan may determine that some or all optionees holding outstanding options shall receive, with respect to some or all of the shares of common stock subject to options, as of the effective date of such change in control, cash in an amount equal to the excess of fair market value of such shares immediately prior to the effective date of the change in control over the exercise price per share of such options.

    For purposes of the 1992 Plan, a change in control will be deemed to have occurred, among other events, upon any of the following events, except that the following will not constitute a change in control if they are or result from a transaction approved by a majority of our board of directors:

  •
  the sale, lease, exchange or other transfer of all or substantially all of our assets to a company that is not controlled by us; or

  •
  the approval by our shareholders of any plan for the liquidation or dissolution of LSC; or

  •
  any person becoming the "beneficial owner," directly or indirectly, of 20% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors.

    As of March 31, 2000, we had outstanding under the 1992 Plan options to purchase an aggregate of 782,600 shares of common stock at a weighted average exercise price of $2.88 per share and options to acquire 166,000 shares at an exercise price equal to the initial public offering price in this offering. These options are exercisable in full at various times through March of 2010.

    We adopted our 2000 Stock Incentive Plan in March 2000. 1,000,000 shares of our common stock have been authorized for issuance under this Plan. The 2000 Plan provides for the grant to eligible recipients of incentive stock options, non-incentive stock options and restricted stock awards.

    The minimum exercise prices at which options may be granted under the 2000 Plan are the same as those described above regarding the 1992 Plan. The committee administering the 2000 Plan has the authority to set the terms of any restricted stock award. As of the date of this prospectus, we have not yet granted any options or made any awards of restricted stock under the 2000 Plan.

Non Plan Option Agreements

    In addition to granting options to purchase 948,600 shares of our common stock under the terms of our stock option plans, we have granted or agreed to grant, outside of our stock option plan, options to purchase an aggregate of 850,000 shares of our common stock.

    On October 30, 1998, we entered into an Executive Stock Option Agreement with Mr. Balogh. Under the terms of this agreement, as amended, we agreed to grant Mr. Balogh (a) an option to purchase 150,000 shares of our common stock exercisable at $4.80 per share on the first day that the fair market value of our common stock equals or exceeds $4.80 per share and our common stock is publicly traded (b) an additional option to purchase 150,000 shares of our common stock exercisable at a price of $6.40 per share on the first day that the fair market value of our common stock equals or exceeds $6.40 per share and our common stock is publicly traded. These options will be fully vested on the date of grant and expire ten years from the date of grant.

    On October 30, 1998, we also entered a stock option agreement with Mr. Balogh under which we granted Mr. Balogh options to purchase 150,000 shares at an exercise price of $4.00 per share. We also entered into two option agreements with Mr. Balogh, which amended previous 1996 and 1997 stock option agreements, to provide for accelerated vesting upon a change in control, as defined in these option agreements. These agreements provided Mr. Balogh options to purchase 120,000 shares at an exercise price of $3.75 per share and 80,000 shares at an exercise price of $3.50 per share. All of these options were cancelled on May 18, 1999.

    On November 22, 1999, we entered into two Executive Stock Option Agreements with Mr. Balogh. Under these agreements, we granted Mr. Balogh options to purchase an aggregate of 350,000 shares of our common stock at $2.50 per share. These options are currently vested with respect to 250,000 shares and will vest with respect to an additional 50,000 shares on each of November 22, 2000 and November 22, 2001.

    All of these agreements contain the following provisions regarding a change in control. If a change in control of our company occurs, then vesting of the options accelerates and the options generally remain exercisable for the remainder of their term, regardless of whether Mr. Balogh remains in our employment or service. Under all three of our agreements with Mr. Balogh, a change in control is defined in the same manner as the 2000 Plan. If a change in control occurs and any payment or distribution by us to or for the benefit of Mr. Balogh, including the acceleration of vesting of his options, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or if any interest or penalties are incurred by Mr. Balogh with respect to the excise tax), then we must make a payment to Mr. Balogh of an amount such that, after payment by Mr. Balogh of all such excise taxes (including any interest and penalties), he retains an amount equal to the excise tax imposed upon the payment.

Profit Sharing Plan

    Our Profit Sharing Plan, adopted by the board of directors on February 16, 1999, provides eligible employees with two forms of profit sharing:

  •
  deferred profit sharing, in the form of contributions by us toward retirement income and

  •
  current profit sharing in the form of a cash share of our profits.

    Eligible employees are those who are employed by us on the date we make a profit sharing contribution, as authorized by our board of directors, if the employee worked at least 1,000 hours during the year to which the profit sharing contribution relates. Each year the board of directors determines how much we will contribute to this plan. In any given year, the board may decide to share profits on both a deferred and current basis, but contributions will be made toward retirement income before cash payments are made. The amount of contributions will vary depending on our financial success in a year and in some years there may be no contributions.

    When our board decides to make a contribution to this plan, we will first make contributions to our 401(k) plan. The amount contributed is distributed among the employees' accounts in proportion to each employee's compensation for that year. The amount of our contribution distributed to an individual employee's account is allocated among the employee's various investment choices in the same manner as the employee's own voluntary contributions are allocated.

    After deferred profit sharing contributions are made, we distribute any remaining amounts to eligible employees in the form of cash bonuses. The amount each eligible employee receives bears the same proportion to his or her compensation for that year as the total amount distributed bears to the total compensation for all eligible employees. As of March 31, 2000, we had accrued contributions of $87,108 under this plan.

    The board has the right to amend or terminate this plan at any time.

Employee Stock Purchase Plan

    We adopted our Employee Stock Purchase Plan in September 1999, amended it in March 2000 and intend to implement it after completion of this offering. Under this plan, eligible employees have the right to purchase shares of our common stock through payroll deductions. The plan is intended to qualify under the provisions of Section 421 and 423 of the Internal Revenue Code. Subject to certain restrictions imposed by the Internal Revenue Code, persons eligible to participate in the plan are those who are employed by us for at least 20 hours per week and for more than six months in a calendar year. The board of directors has reserved 200,000 shares of our common stock for issuance under the plan.

    We will sell shares under the plan at a price equal to 85% of the lower of the fair market value of our common stock on either the date on which the offering period begins or on the date on which the shares are issued. To accumulate the purchase price for the shares, each participant executes a subscription agreement which authorizes payroll deductions, up to a maximum of 10% of the participant's eligible compensation. The plan restricts the maximum number of shares that may be issued to a participant during a single offering period, and provides that no participant will be permitted to subscribe for shares if, immediately after the sale, that participant would own more than 5% of the combined voting power or value of all classes of our stock.

    The plan provides for adjustments in the number of shares subject to purchase under the plan, and in the purchase price per share, if there is a change in our capitalization that results in an increase or decrease in the number of outstanding shares of our common stock. The plan also gives the board of directors the authority to shorten an offering period, and thereby accelerate a participant's right to purchase shares, in the event of a proposed sale of all or substantially all of our assets or a proposed merger with another company.

    The board may terminate or amend the plan at any time.

CERTAIN TRANSACTIONS

Bridge Loan Transactions

    In September and October 1997, we borrowed $500,000 by entering into a Bridge Loan Agreement with the private investors identified below. Under this agreement, these investors purchased a total of $500,000 in Convertible Promissory Notes from us. These notes, which were converted into common stock on December 31, 1999, bore interest at the rate of 10% per year, originally were due on the earlier of 30 days after the closing of a financing raising gross proceeds of at least $1,000,000 or June 30, 1998 and originally were convertible into equity at the holder's option at any time, but no later than 30 days after the closing of an equity financing raising gross proceeds of at least $1,000,000. The conversion price was originally the lesser of $3.20 per share or 80% of the per unit price of our next financing with gross proceeds of at least $1,000,000. The purchasers of these notes included the following persons, who are or were our officers or directors (or affiliates of our officers or directors), and who purchased notes in the principal amounts indicated: J. B. (Brad) Balogh ($25,000); Edna Lacey, wife of John Lacey, one of our former directors ($50,000); Perkins Capital Management, Inc. Profit Sharing Plan & Trust ($25,000); Perkins & Partners, Inc. Profit Sharing Plan & Trust ($25,000); Perkins Foundation ($25,000); Quest Venture Partners, of which Richard Perkins is a general partner ($25,000); Edward E. Strickland ($50,000); and Strickland Family Limited Partnership ($50,000).

    On July 15, 1998, we entered into an agreement with each of the holders of the notes, under which they irrevocably agreed to convert the notes into common stock at a price of $3.20 per share, effective upon closing a private placement that was contemplated in 1998, which was not completed. The holders also agreed to extend the maturity date of the notes to December 31, 1998. On March 15, 1999, we entered into another agreement with each of the holders under which they agreed to extend the maturity date of the notes to December 31, 1999 and they agreed to modify the conversion price of the notes to equal the lesser of $3.20 or 80% of the per share price of our next equity financing with gross proceeds of at least $1,000,000. In connection with the July 1998 and March 1999 agreements, we granted the holders five year warrants to purchase an aggregate of 156,240 shares of our common stock at an exercise price of $3.20 per share, subject to adjustment. All principal and accrued interest under the notes was converted into a total of 191,138 shares of our common stock at a conversion price of $3.20, effective December 31, 1999. In the event that we close an equity offering by December 31, 2000 with a price per share of less than $4.00, we will issue the note holders additional shares such that the conversion price will equal 80% of the price of the equity offering. Neither the notes nor the warrants issuable pursuant to the promissory notes or the extension agreements carry any registration rights. The warrants do, however, provide anti-dilution protection. For additional information, we suggest that you read Note 3 of the notes to the financial statements which begin on page F-1.

Line of Credit

    We maintain a $500,000 line of credit with Associated Bank Minnesota (formerly Bank Windsor). We entered into this line of credit on February 1, 1998, and renewed it in November 1998. The line expires July 1, 2000, and amounts advanced under it bear interest at an annual rate equal to 1.0% in excess of the U.S. Bank, N.A. reference rate. This line of credit is guaranteed by Paul G. Miller, Richard W. Perkins (both individually and through The Richard W. Perkins Revocable Trust), Edward E. Strickland and Douglas M. Pihl (although Mr. Pihl's guaranty runs only to the other guarantors, and not directly to the bank), all of whom serve as members of our board of directors except Mr. Pihl, who was a director when we entered into and renewed the line but has since resigned from our board. In exchange for their agreement to guarantee the line of credit, on May 15, 1998 we entered into a Contribution and Security Agreement with these directors and granted them warrants to purchase a total of 70,000 shares (17,500 each) of common stock. These warrants expire May 15, 2003 and are exercisable at a price equal to the lesser of $3.20 per share or 80% of the per unit price of securities we sell in our next equity financing that raises gross proceeds of $250,000 or more. Under the same agreement, we granted a security interest in our software to these directors. In further consideration for their continuing agreement to guarantee the line of credit, on March 15, 1999, we granted the same directors warrants to purchase an additional 70,000 shares (17,500 each) of our common stock. These warrants expire March 15, 2004 and are exercisable at a price equal to the lesser of $3.20 per share or 80% of the per share price of our next $250,000 equity financing, but only if we complete such a financing before December 31, 2000. Upon completion of this offering, these warrants will be exercisable at $3.20 per share. None of these warrants carry any registration rights. We had no borrowings outstanding under this line of credit as of March 31, 2000.

Option Agreements

    We have also entered into option agreements with J. B. (Brad) Balogh, our President and Chief Executive Officer, and H. Edward Peek II, our Vice President-Sales. Please see "Management—Non Plan Option Agreements" for a discussion of the material terms of the agreements with Mr. Balogh.

    All future transactions, including any loans from us to our officers, directors, principal shareholders or affiliates, will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PRINCIPAL STOCKHOLDERS

    The table below sets forth information regarding beneficial ownership of our common stock as of March 31, 2000 and as adjusted to reflect the sale of shares of common stock in this offering for:

  •
  each shareholder who is known by us to own beneficially more than 5% of the outstanding common stock;
  •
  each of our directors;
  •
  each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" beginning on page 46; and
  •
  all our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. For the purpose of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding "Before Offering" includes:

  •
  4,540,834 shares of common stock outstanding as of March 31, 2000; and
  •
  shares of common stock subject to options held by the person or group that are currently exercisable or exercisable within 60 days from the date of this prospectus.

    The number of shares of common stock outstanding "After Offering" includes an additional 3,000,000 shares offered hereby. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them.

			Percentage of Common Stock Beneficially Owned
Name of Beneficial Owner	Total Shares Beneficially Owned		Before Offering	After Offering
Donald D. Crouse(1)	572,000		12.6%	7.6%
Harriet G. Coverston(1)	484,000	(2)	10.7%	6.4%
Paul G. Miller	450,672	(3)	9.8%	5.9%
Perkins Capital Management, Inc.	419,153	(4)	9.2%	5.5%
Sigmund M. Hyman(5)	308,172		6.8%	4.1%
Richard W. Perkins	170,973	(6)	3.7%	2.2%
J. B. (Brad) Balogh(1)	269,866	(7)	5.6%	3.5%
Edward E. Strickland	180,246	(8)	3.9%	2.4%
Clark H. Masters	15,000	(9)	*	*
Mark A. Shepherd	5,000	(10)	*	*
Jeffrey A. Pancottine	0	(11)	*	*
All directors and executive officers as a group (12 persons)	2,267,757	(12)	44.2%	27.9%

*
Less than 1%.
(1)
The address of such shareholder is 1270 Eagan Industrial Road, Suite 160, Eagan, Minnesota 55121-1231
(2)
Includes: (i) 10,260 shares of common stock held by Ms. Coverston as custodian for her daughter; and (ii) 10,260 shares of common stock to which Ms. Coverston disclaims beneficial ownership and which are held by her son.
(3)
Includes 35,000 shares of common stock Mr. Miller has the right to acquire pursuant to outstanding warrants. Mr. Miller's address is P.O. Box 725, Brooklandville, MD 21022.

(4)
Does not include any shares owned by Mr. Perkins through his trusts referred to in Note 6. Includes 383,219 shares and 35,934 shares of common stock pursuant to outstanding warrants, the record holders of which are held in the accounts of clients of Perkins Capital Management, Inc., a registered investment advisor, of which Mr. Perkins is the controlling shareholder. Neither Mr. Perkins nor PCM has voting power or dispositive power over such shares and Mr. Perkins and PCM disclaim beneficial ownership. Each individual record holder has voting and dispositive power over such shares. PCM's address is 730 East Lake Street, Wayzata, MN 55391-1769.
(5)
Mr. Hyman's address is 10815 Longacre Lane, Stevenson, MD 21153-0248.
(6)
Includes: (i) 19,823 shares of common stock held by Mr. Perkins as trustee of The Richard W. Perkins Trust; and 3,126 shares of common stock that The Richard W. Perkins Trust has the right to acquire pursuant to outstanding warrants; (ii) 20,000 shares of common stock that Mr. Perkins has the right to acquire pursuant to outstanding options; (iii) 35,000 shares of common stock that Mr. Perkins has the right to acquire pursuant to outstanding warrants; (iv) 19,556 shares owned by Perkins Capital Management, Inc., Profit Sharing Plan and Trust, an organization of which Mr. Perkins is a Trustee and beneficial owner, including 7,812 shares of common stock the entity has the right to acquire pursuant to outstanding warrants; (v) 40,476 shares of common stock owned by Perkins & Partners Inc. Profit Sharing Plan and Trust of which Mr. Perkins is a trustee and beneficial owner, and 7,812 shares of common stock the entity has the right to acquire pursuant to outstanding warrants; and (vi) 9,566 shares of common stock owned by Perkins Foundation, an organization of which Mr. Perkins is President and beneficial owner, including 7,812 shares of common stock Perkins Foundation has the right to acquire pursuant to outstanding warrants. Mr. Perkins' address is 730 East Lake Street, Wayzata, MN 55391.
(7)
Includes: (i) 250,000 shares of common stock that Mr. Balogh has the right to acquire pursuant to outstanding options; and (ii) 7,812 shares of common stock Mr. Balogh has the right to acquire pursuant to outstanding warrants. Excludes an option we are contractually obligated to grant covering a total of 300,000 shares of common stock under certain circumstances. See "Management—Non Plan Option Agreements."

(8)
Includes: (i) 17,600 shares of common stock that Mr. Strickland has the right to acquire pursuant to outstanding options; (ii) 50,624 shares of common stock Mr. Strickland has the right to acquire pursuant to outstanding warrants; (iii) 14,000 shares of common stock held by the Strickland Family Limited Partnership; and (iv) 15,624 shares of common stock the Strickland Family Limited Partnership has the right to acquire pursuant to outstanding warrants. Mr. Strickland's address is 520 Warbass Way, Friday Harbor, WA 98250.

(9)
Consists of 15,000 shares of common stock that Mr. Masters has the right to acquire pursuant to outstanding options. Mr. Masters' address is 9540 Towne Centre Drive, San Diego, CA 92121.

(10)
Consists of 5,000 shares of common stock that Mr. Shepherd has the right to acquire pursuant to outstanding options. Mr. Shepherd's address is Conseco Finance Corp., 332 Minnesota Street, Suite 600, St. Paul, MN 55101.

(11)
Mr. Pancottine's address is Intel Corporation, 211 NE 25th Avenue, Mail Stop JF3287, Hillsborough, OR 97124-5961.

(12)
Includes securities referred to in Notes 2, 3, 6, 7, 8, 9, 10 and 11. Also includes 120,000 shares of common stock that our executive officers own or have the right to acquire pursuant to outstanding options.

DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 25,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock that are undesignated as to series. The following description of our capital stock does not purport to be complete and is qualified by reference to our articles of incorporation and applicable law. Copies of our articles and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

    As of March 31, 2000, there were 4,540,834 shares of common stock issued and outstanding, held of record by approximately 307 shareholders.

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and are not entitled to cumulate votes. The holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. The shares of common stock to be issued upon completion of this offering will also be fully paid and nonassessable.

Preferred Stock

    As of March 31, 2000, there were no shares of preferred stock issued and outstanding, and on the closing of this offering no shares of our preferred stock will be issued and outstanding. Pursuant to our articles of incorporation, the board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to fix the rights, preferences and privileges of each such series, any or all of which may be greater than the rights of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such shares. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of LSC without further action by the shareholders. We have no present plans to issue any shares of preferred stock.

Options and Warrants

    As of March 31, 2000, we had outstanding under our 1992 Stock Option Plan options to purchase an aggregate of 782,600 shares of our common stock at a weighted average exercise price of $2.88 per share and options to acquire 166,000 shares are outstanding at an exercise price equal to the initial public offering price in this offering. These options are exercisable in full at various times through March of 2010. All outstanding options provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure. In addition, as of March 31, 2000, we had outstanding outside of our stock option plan, options or commitments to grant options to purchase 850,000 shares of our common stock at a weighted average exercise price of $3.59 per share. See "Management—Non Plan Option Agreements" beginning on page 49. No awards have been made under our 2000 Stock Incentive Plan.

    As of March 31, 2000, we also had outstanding warrants to purchase an aggregate of 357,562 shares of Common Stock at a weighted average exercise price of $3.29 per share. The warrants expire at various dates from October 2000 through March 2004.

Registration Rights

    Holders of 9,532 shares of our common stock and warrants to purchase an aggregate of 61,322 shares of our common stock have been granted certain rights with respect to the registration of such shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of the registration and to include shares of common stock in the registration at our expense, provided, however, that such shares may be excluded by the underwriters of the offering. Additionally, such holders are entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. Further, such holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right to postpone the filing of any registration statement. None of the shares described above in this paragraph will be entitled to registration in connection with this offering.

    In addition, holders of 530,062 shares have certain Form S-3 registration rights that we granted in connection with a bridge loan financing we completed in 1992. The cost of such registration will be borne entirely by the Company, except that holders participating in any such registration will bear their own underwriting discounts and commissions and the fees and expenses of their own counsel or accountants in connection with any such registration.

Anti-Takeover Provisions of Minnesota Law

    We are subject to the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions of Minnesota law may eventually operate to deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on our common stock. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless such voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits an issuing public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of a transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. The existence of these provisions would be expected to have anti-takeover effects with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock. For a fuller description of these provisions, you should review Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

Limitation on Liability of Directors and Indemnification

    Our articles of incorporation limit our directors' liability to the fullest extent permitted under the Minnesota Business Corporation Act. Specifically, our directors are not liable to us or our shareholders for monetary damages for any breach of fiduciary duty, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our shareholders;
  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

  •
  violations of certain Minnesota securities laws;

  •
  any transaction from which a director derives an improper personal benefit; and

  •
  acts or omissions occurring prior to the date we were incorporated.

    Liability under federal securities laws is generally not limited by our articles of incorporation.

    Minnesota law requires us, under certain circumstances and subject to certain limitations, to indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by that person in connection with the proceeding. Any such person is also entitled, under certain circumstances and subject to certain limitations, to payment or reimbursement by us of reasonable expenses, including attorneys' fees and disbursements, in advance of the final disposition of the proceeding. Reference is made to Section 302A.521 of the Minnesota Business Corporation Act for a full statement of such indemnification rights.

    We have also entered into indemnification agreements with all of our directors and executive officers. Under these agreements we have agreed to indemnify and hold them harmless from and against any claims, liability, damages or expenses incurred by them in or arising out of their status, capacities and activities with respect to their service as our directors and executive officers to the maximum extent permitted by Minnesota law. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

    Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we are aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

    Norwest Bank Minnesota, N.A. is our transfer agent and registrar.

SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the market price of our common stock to decline.

    When this offering is completed, we will have a total of 7,540,834 shares of common stock outstanding, assuming no exercise of outstanding options. The 3,000,000 shares offered by this prospectus will be freely tradable unless they are purchased by our "affiliates," as defined in Rule 144 under the Securities Act of 1933. The remaining 4,540,834 shares are "restricted," which means they were originally sold in offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144.

Lock-up Agreements

    The holders of 3,228,947 shares of common stock have agreed to a 180-day "lock-up" with respect to these shares. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. However, Roth Capital Partners, Inc. may release all or any of these shares for public resale in its sole discretion at any time and without any notice to us or you. Roth Capital Partners, Inc. has advised us that it does not currently intend to release any holders from their lock-up obligations. After the 180-day lock-up period (or sooner, if released from the lock-up), these shares may be sold in accordance with Rule 144.

Rule 144

    In general, under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three month period a number of our shares of common stock that does not exceed the greater of:

  •
  1% of the then outstanding shares of our common stock, which will equal approximately 75,409 shares upon completion of this offering; or

  •
  the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission.

    Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us. Under Rule 144 and subject to volume limitations, many of the restricted shares will be eligible for sale beginning 180 days after the date of the final prospectus, and the remaining restricted shares will become salable at various times thereafter.

Rule 144(k)

    A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Rule 701 and Options

    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director or consultant who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait 90 days after the date of this prospectus before selling such shares.

Registration

    Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock subject to options under our 1992 Stock Option Plan, our 2000 Stock Incentive Plan and the non plan option agreements to which we are a party. We also intend to file a registration statement on Form S-8 under the Securities Act to register the shares available under our Amended and Restated Employee Stock Purchase Plan. These registration statements will automatically become effective upon filing. Accordingly, shares registered under these registration statements will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the expiration of the 180-day lock-up agreements.

UNDERWRITING

    The underwriters named below, acting through their representatives, Roth Capital Partners, Inc. and Craig Hallum Capital Group, Inc., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase the number of shares of common stock set forth below opposite their respective names below. The underwriters are obligated to purchase and pay for all such shares, subject to certain legal matters and various other conditions.

Underwriter	Number of Shares
Roth Capital Partners, Inc.
Craig Hallum Capital Group, Inc.

Total	3,000,000

    The representatives have advised us that they propose to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus. The underwriters may allow selected dealers (who may include the underwriters) a concession not in excess of $      per share, and the underwriters and such dealers may reallow a discount of not in excess of $      per share to other dealers. After completion of the offering, the public offering price, concession and discount to dealers and other selling terms may be changed by the representatives. The common stock is offered subject to receipt and acceptance by the underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    In addition to the underwriting discounts, we have agreed to pay the underwriters a non-accountable expense allowance of 1.5% of the gross proceeds of this offering. We estimate that our total expenses in connection with this offering, other than the underwriting discounts shown in the table below, will be approximately $650,000.

    We have granted the underwriters an option to purchase up to 450,000 additional shares of common stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this prospectus. This option is exercisable for 30 days from the date of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The underwriters may exercise such option solely to cover over-allotments, if any, in the sale of the shares.

    We have agreed to sell to the representatives, for nominal consideration, a warrant representing the right to purchase 300,000 shares of common stock at an exercise price per share equal to 130% of the price per share to the public. The warrant is exercisable during the period beginning one year after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus. The warrant includes a net exercise provision under which the holder may exercise the warrant by paying the exercise price using shares of common stock issuable upon exercise of such warrants valued at the fair market value at the time of the exercise. For one year from the date of this prospectus, the warrant is not transferable, except to officers and stockholders of the representatives. The holders of the warrant have certain limited rights of registration of the common stock issuable upon exercise of the warrant. Any profits realized by the representatives upon the sale of the warrant or the securities issuable upon its exercise may be deemed additional underwriting compensation.

    If we agree to be acquired or sell all or substantially all of our assets or otherwise effect a corporate reorganization or consolidation with any other entity, or enter into a financing agreement, and do not complete this offering, then we are obligated to pay Roth Capital Partners, Inc. a cash fee of 2% of the total consideration or commitment received by us and our shareholders for such a transaction. If we engage Roth Capital Partners, Inc. as an advisor in such a transaction, the 2% cash fee will be applied against fees we incur for advisory services Roth Capital Partners, Inc. renders to us.

    The following table summarizes the compensation we will pay to the underwriters in connection with this offering:

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Underwriting discounts payable by us:	$	$	$	$

    The underwriting agreement provides that we will indemnify the underwriters and their controlling persons against certain liabilities under the Securities Act or will contribute to payments the underwriters and their controlling persons may be required to make in respect thereof. We are generally obligated to indemnify the underwriters and their respective controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this prospectus or in related documents filed with the Securities and Exchange Commission or with any state securities administrator or arising out of any omission to state in any of such documents any material fact required to be stated in such documents or necessary to make the statements made in such documents, in light of the circumstances under which they were made, not misleading. In addition, we are generally obligated to indemnify the underwriters and their respective controlling persons in connection with losses or claims arising out of any breach of any of our representations, warranties, agreements or covenants contained in the underwriting agreement.

    The foregoing is a summary of the principal terms of the underwriting agreement; it does not purport to be complete and is qualified in its entirety by reference to the form of underwriting agreement that has been filed as an exhibit to our Registration Statement of which this prospectus is a part.

    Craig Hallum Capital Group, Inc., one of the representatives of the underwriters, was organized and registered as a broker-dealer in February 1998. Since then, Craig Hallum Capital Group, Inc. has been named as a lead or co-manager on six filed public offerings of equity securities, all of which have been completed, and has acted as a syndicate member in an additional four public offerings of equity securities. Craig Hallum Capital Group, Inc. does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

    We, our officers and directors, our affiliates, each of our existing stockholders who is the beneficial owner of five percent (5%) or more of our outstanding common stock and certain other of our existing stockholders, have agreed not to, without the prior written consent of Roth Capital Partners, Inc., directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock, currently owned or later acquired either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by us, or publicly announce our intention to do any of the foregoing, for a period of 180 days after the date of this prospectus. However, Roth Capital Partners, Inc. may release all or any of the lock-up shares for public resale in its sole discretion at any time and without any notice to us or you. Roth Capital Partners, Inc. has advised us that it does not currently intend to release any holders from their lock-up obligations.

    At our request, the representatives may reserve up to 7% of the shares offered in this offering. If so reserved, purchase of these shares will be preferred to our officers, directors and employees and their affiliates and to others we may invite. We have not yet selected any participants for this program. We expect that any participants will have pre-existing relationships with us and will purchase the shares at the price offered to the public in this offering. To the extent participants purchase reserved shares, they will reduce the number of shares available to the general public. If the participants do not purchase the reserved shares, the underwriters will offer them to the public in this offering.

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a short position in the common stock for their own account. The underwriters have not determined whether to establish, or the size of, any short position in our common stock. To the extent that the underwriters engage in short sales of our common stock in connection with this offering, they intend to deliver a prospectus to all purchasers of shares in these short sales. These purchasers will have the same remedies under federal securities laws as any other purchaser of shares covered by the registration statement of which this prospectus is a part. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of the common stock in the open market. The underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the underwriters repurchase previously distributed common stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the underwriters may bid for, and purchase, shares of the common stock in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the common stock above market levels that may otherwise prevail. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and if commenced, may be discontinued at any time. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    Before this offering, no public market for our securities has existed. The initial public offering price for their common stock will be determined by negotiations among us and the representatives. The factors to be considered in determining the initial public offering price will include our history and the prospects for our business and the industry in which we operate, our past and present operating results and the trends of such results, our future prospects, an assessment of management, the general condition of the securities markets at the time of the offering and the prices for similar securities of comparable companies.

LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota. Thomas A. Letscher and the spouse of Richard G. Lareau beneficially own 2,000 and 16,086 shares, respectively, of our common stock. Messrs. Letscher and Lareau are partners in Oppenheimer Wolff & Donnelly LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Messerli & Kramer P.A., Minneapolis, Minnesota.

EXPERTS

    Our financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act with respect to the shares of common stock that we are offering. This prospectus does not contain all the information that is set forth in the Registration Statement and the related exhibits and schedules. For further information regarding LSC and our common stock, reference is made to the Registration Statement and to its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. A copy of the Registration Statement may be inspected without charge at the SEC's offices at 450 Fifth Street, N.W., Washington D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the Registration Statement may be obtained from the SEC's Public Reference Section in Washington D.C., upon the payment of prescribed fees. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information that has been or will be filed by us.

    We intend to furnish holders of the common stock with future annual reports containing audited financial statements certified by independent auditors, and future quarterly reports for each of the first three quarters of each year containing unaudited financial information.

LSC, INCORPORATED

Report of Independent Accountants

To the Stockholders and Board of Directors of
LSC, Incorporated:

    In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficiency) and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of LSC, Incorporated (the Company) as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                      /S/ PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
January 28, 2000, except as to
Note 3, convertible debt, and
Note 4, as to which
the date is March 10, 2000

LSC, INCORPORATED

BALANCE SHEETS

	December 31,		March 31,
	1998	1999	2000
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,074	$1,026,361	$1,280,107
Short-term investments	—	—	194,514
Accounts receivable	1,178,154	1,639,744	1,435,933
Deferred offering costs			313,248
Other current assets	26,646	12,652	27,779

Total current assets	1,232,874	2,678,757	3,251,581
Property and equipment, net	99,271	132,698	132,685
Goodwill, net	8,986
Other		11,077	11,077

Total assets	$1,341,131	$2,822,532	$3,395,343

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Bank line of credit	$445,000		—
Convertible notes	500,000		—
Accounts payable	67,156	$26,319	$332,112
Accrued expenses	240,415	581,814	337,705
Income taxes payable		24,000	—
Capital lease obligation, current portion	9,950	15,274	14,914
Deferred revenue	289,812	494,690	581,941

Total current liabilities	1,552,333	1,142,097	1,266,672
Capital lease obligation, less current portion	14,713	9,763	6,340

Total liabilities	1,567,046	1,151,860	1,273,012

Commitments and contingencies
Stockholders' equity (deficiency):
Preferred stock, $.01 par value, 5,000,000 shares authorized; none outstanding
Common stock, $0.01 par value, 25,000,000 shares authorized; 4,337,196 and 4,540,834 shares issued and outstanding at December 31, 1998 and 1999, respectively	43,372	45,408	45,408
Additional paid-in capital	5,945,424	7,611,718	7,611,718
Unearned compensation		(508,455)	(459,224)
Accumulated deficit	(6,214,711)	(5,477,999)	(5,075,571)

Total stockholders' equity (deficiency)	(225,915)	1,670,672	2,122,331

Total liabilities and stockholders' equity (deficiency)	$1,341,131	$2,822,532	$3,395,343

The accompanying notes are an integral part of the financial statements.

LSC, INCORPORATED

STATEMENTS OF OPERATIONS

	Year Ended December 31,			Three Months Ended March 31,
	1997	1998	1999	1999	2000
				(Unaudited)
Revenue:
Software licenses	$1,693,459	$2,995,512	$4,676,456	$1,021,975	$1,255,638
Services	225,194	521,586	1,028,831	161,484	450,376
Hardware	441,731

Total revenue	2,360,384	3,517,098	5,705,287	1,183,459	1,706,014
Cost of revenue:
Software licenses	220,941	147,854	206,553	42,792	49,257
Services	182,776	348,572	603,007	94,168	124,830
Hardware	371,107

Total cost of revenue	774,824	496,426	809,560	136,960	174,087

Gross profit	1,585,560	3,020,672	4,895,727	1,046,499	1,531,927

Operating expenses:
Research and development	977,138	1,040,695	1,498,565	299,477	455,529
Sales and marketing	1,510,279	1,437,608	1,595,412	328,266	448,232
General and administrative	426,843	421,763	913,097	95,353	178,465

Operating income (loss)	(1,328,700)	120,606	888,653	323,403	449,701

Interest (expense) income, net	(129,677)	(342,773)	(85,915)	(28,645)	4,698
Other income (expense), net	0	(6,660)	0		0

Income (loss) before income taxes	(1,458,377)	(228,827)	802,738	294,758	454,399
Income tax expense			66,026	16,099	51,971

Net income (loss)	$(1,458,377)	$(228,827)	$736,712	$278,659	$402,428

Net income (loss) per common share:
Basic	$(0.34)	$(0.05)	$0.17	$0.06	$0.09

Diluted	$(0.34)	$(0.05)	$0.14	$0.06	$0.06

Weighted average common shares outstanding:
Basic	4,326,294	4,331,746	4,347,097	4,337,333	4,540,834

Diluted	4,326,294	4,331,746	5,471,706	5,068,754	6,341,652

The accompanying notes are an integral part of the financial statements.

LSC, INCORPORATED

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
AND COMPREHENSIVE INCOME (LOSS)

	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Unearned Compensation	Accumulated Deficit	Total
Balances at December 31, 1996	4,326,292	$43,262	$5,564,222		$(4,527,507)	$1,079,977
Beneficial conversion feature			125,000			125,000
Net and comprehensive loss					(1,458,377)	(1,458,377)

Balances at December 31, 1997	4,326,292	43,262	5,689,222		(5,985,884)	(253,400)
Net and comprehensive loss					(228,827)	(228,827)
Issuance of warrants			256,312			256,312
Exercise of warrants	10,904	110	(110)

Balances at December 31, 1998	4,337,196	43,372	5,945,424		(6,214,711)	(225,915)
Net and comprehensive income					736,712	736,712
Issuance of warrants			9,039			9,039
Sale of common stock	12,500	125	49,875			50,000
Conversion of notes into common stock	191,138	1,911	609,730			611,641
Unearned compensation related to the issuance of stock options			997,650	$(997,650)
Amortization of unearned compensation				489,195		489,195

Balances at December 31, 1999	4,540,834	45,408	7,611,718	(508,455)	(5,477,999)	1,670,672
Net and comprehensive income (unaudited)					402,428
Amortization of unearned compensation (unaudited)				49,231

Balances at March 31, 2000 (unaudited)	4,540,834	$45,408	$7,611,718	$(459,224)	$(5,075,571)	$2,122,331

The accompanying notes are an integral part of the financial statements.

LSC, INCORPORATED

STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Three Months Ended
	1997	1998	1999	1999	2000
				(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(1,458,377)	$(228,827)	$736,712	$278,659	$402,428
Adjustments necessary to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for doubtful accounts receivable	6,192		35,400
Depreciation and amortization	173,026	95,698	69,490	18,932	17,057
Loss on disposal of equipment		7,455
Amortization of goodwill	6,000	6,000	8,986	1,500
Stock compensation			489,195		49,231
Interest expense related to issuance of warrants and convertible notes	125,000	256,312	7,971	1,192	1,068
Changes in operating assets and liabilities:
Accounts receivable	(246,664)	(719,437)	(496,990)	(298,285)	203,811
Other assets	(33,259)	15,701	3,985	5,220	(16,195)
Accounts payable	27,205	(1,262)	(40,837)	(39,889)	10,742
Accrued expenses	199,301	9,957	477,040	87,755	(268,109)
Deferred revenue	109,814	89,936	204,878	115,856	87,251

Net cash provided by (used in) operating activities	(1,091,762)	(468,467)	1,495,830	170,940	487,284

Cash flows from investing activities:
Acquisition of property and equipment	(55,548)	(21,234)	(89,799)		(17,044)
Proceeds from disposals of equipment		5,790
Purchase of marketable securities					(194,514)
Proceeds from maturity of short-term investment	197,237

Net cash provided by (used in) investing activities	141,689	(15,444)	(89,799)		(211,558)

Cash flows from financing activities:
Borrowings on bank line of credit	450,000	420,000
Repayments on bank line of credit	(310,000)	(115,000)	(445,000)	(215,000)
Proceeds from issuance of convertible notes	500,000
Proceeds from sale of common stock			50,000	50,000
Payments of offering costs					(18,197)
Payments made under capital lease agreement		(7,362)	(12,744)	(2,288)	(21,980)

Net cash provided by (used in) financing activities	640,000	297,638	(407,744)	(167,288)	(3,783)

Net increase (decrease) in cash	(310,073)	(186,273)	998,287	3,652	253,746
Cash, beginning of year	524,420	214,347	28,074	28,074	1,026,361

Cash, end of year	$214,347	$28,074	$1,026,361	$31,726	$1,280,107

Significant noncash investing and financing activities:
Notes plus accrued interest converted into common stock:
Convertible notes			$500,000		—
Accrued interest			111,641		—
Deferred offering costs included in assets and accounts payable					$295,051
Supplemental cash flow information:
Cash paid for interest	$4,160	$36,462	$27,962		$1,293
Equipment acquired under capital lease		32,025	13,118		—
Cash paid for income taxes					51,500

The accompanying notes are an integral part of the financial statements.

LSC, INCORPORATED

NOTES TO FINANCIAL STATEMENTS

(Information as of March 31, 2000 and for the
three months ended March 31, 1999 and 2000 is unaudited)

1. The Company and Its Significant Accounting Policies

  The Company

    LSC, Incorporated (the Company), was incorporated in the State of Minnesota in 1992. The Company designs, develops and markets enterprise data storage software and related support services. The Company's software manages digital information stored on and retrieved from distributed computer systems and networks. The Company markets its products and support services in worldwide markets. During 1997, 1998 and 1999, 71.8%, 85.2% and 82.0% of the Company's revenue was derived from the licensing of the Company's software products, primarily SAM-FS. During early 1997, the Company's management made a strategic decision to discontinue selling data storage system hardware and focus solely on the development, sales and support of its storage management software products.

  Interim Financial Statements

    The financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited. In the opinion of management this financial information has been prepared on the same basis as the audited information and includes all adjustments consisting of normal recurring adjustments necessary to fully present the financial information set forth herein. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the full year.

  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These management estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

    The Company maintains its cash on deposit principally at two banks. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Concentrations of Credit Risk

    The Company's accounts receivable are primarily due from independent distributors and original equipment manufacturers located in the U.S., Europe and the Asia Pacific region. The Company generally requires no collateral from its customers. Periodically, the Company assesses its accounts receivable for net realizable value and may record a provision for uncollectible accounts.

  Revenue Recognition

    The Company recognizes software license revenue upon meeting each of the following criteria: execution of a distribution agreement and/or a written purchase order or its electronic equivalent; delivery of the software either electronically or on alternative media (CD-ROM or floppy disk) and a license key; the license fee is fixed and determinable; and collectibility is assessed as being probable. Some of the Company's software sales arrangements require the Company to perform installation services. When a software license arrangement includes installation services, the Company recognizes software license and installation services revenue when installation is complete. When an arrangement includes multiple elements (typically multiple licenses and maintenance) the Company allocates the total fee to the elements of the arrangement using vendor specific objective evidence of the fair value of each element. Vendor-specific objective evidence is based on the price charged when the element is sold separately.

    For sales made through original equipment manufacturers, resellers, value added resellers, hardware distributors, application software vendors and system integrators, the Company recognizes revenue at the time that all of the above revenue recognition criteria have been met. For software licensed through the Company's European Master Reseller, revenue is recognized when payment has been made for the software and after all revenue recognition criteria have been met. Service revenue includes maintenance revenue, which is deferred and recognized ratably over the maintenance period, and revenue from installation and training services, which is recognized as services are performed. Installation services are billed at a fixed daily or hourly rate. Training services are billed at a fixed rate per class or participant.

    Deferred revenue consists primarily of deferred maintenance revenue.

    On January 1, 1998, the Company adopted Statement of Position No. 97-2 (SOP 97-2), "Software Revenue Recognition." SOP 97-2 provides guidance for software revenue recognition. The adoption of SOP 97-2 did not have a significant impact on the Company's financial position or results of operations. During 1998, the Company also adopted Statement of Position No. 98-4 (SOP 98-4), "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition." This SOP defers for one year the application of several passages in SOP 97-2. The adoption of SOP 98-4 did not impact the Company's financial position or results of operations.

    Revenue from hardware sales during 1997 was recognized upon shipment.

  Short-Term Investments

    Management considered its short-term investments prior to 2000, which consisted primarily of U.S. Treasury Securities, to be "held-to-maturity" and, therefore, they are stated at the lower of cost, adjusted for amortization of discounts, or market. These securities matured in 1997.

    Management considers its short term investments purchased in January 2000, consisting of U.S. Treasury Securities, to be "available for sale." As of March 31, 2000 the fair value of these investments approximates their cost.

  Property and Equipment

    Property and equipment is recorded at cost. Significant additions or improvements extending useful lives are capitalized; normal maintenance and repair costs are expensed as incurred. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets, generally three years for computer equipment and five years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the life of the related lease or the estimated useful lives of the assets. When equipment is sold or retired, related gains or losses are recorded in the results of operations.

  Research and Development

    Research and development costs are expensed as incurred. Software development costs incurred in the research and development of software products are required to be expensed until the point that technological feasibility of the product is established. Software development costs incurred from the time technological feasibility is established until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through December 31, 1999, no significant amounts were expended subsequent to reaching technological feasibility.

  Goodwill

    The excess of the acquisition cost of an acquisition consummated during 1995 over the fair value of the identifiable assets acquired were amortized using the straight-line method over five years until 1999 when the Company changed the estimated life to four years. The impact of this change was to increase 1999 operating expense by approximately $3,000.

  Long-Lived Assets

    The recoverability of long-lived assets is assessed annually or whenever adverse events or changes in circumstances or business climate indicate that the expected cash flows previously anticipated warrant a reassessment. When such reassessments indicate the potential of impairment, all business factors are considered and, if the carrying values of goodwill or other long-lived assets are not likely to be recovered from future net operating cash flows, they will be written down for financial reporting purposes.

  Income Taxes

    Deferred income taxes are recorded to reflect the tax consequences in future years of operating loss carryforwards and temporary differences between the tax bases of assets and liabilities and their financial reporting amounts using enacted tax rates for the years in which these items are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

  Net Income (Loss) Per Share

    Basic net income (loss) per share is calculated based on only the weighted average number of common shares outstanding during the period. Net income (loss) per share, assuming dilution, is computed by dividing net income (loss), (adjusted to add back $50,000 of interest on debt which was assumed to be converted in 1999), by the weighted average number of common and common equivalent shares outstanding. The Company's common stock equivalents are those that result from dilutive common stock options, warrants and convertible debt, assumed converted as of January 1, 1999. The calculation of diluted earnings per common share for 1999 includes 1,124,609 of such common stock equivalents. The calculation of diluted loss per common share for 1997 and 1998 excludes 834,000 and 1,051,000 equivalent shares, respectively, of the Company's common stock attributable to common stock options because their effect would be antidilutive.

  Comprehensive Income

    During 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130), a new standard requiring the reporting and display of "comprehensive income" (defined as the change in equity of a business enterprise during a period from sources other than those resulting from investments by owners and distributions to owners) and its components in a full set of general-purpose financial statements. During the three year period ended December 31, 1999, and the quarter ended March 31, 2000, the Company did not have any changes in stockholders' equity from nonowner sources other than the respective periods' net income (loss).

  Disclosures about Fair Value of Financial Instruments

    The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these financial instruments.

  Segment Reporting

    For the year ended December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosure about Segments of an Enterprise and Related Information." This statement established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under SFAS No. 131, operating segments are to be determined consistent with the way that management organizes and evaluated financial information internally for making operating decisions and assessing performance (see Note 7).

  Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. In July 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133," which defers the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 is not expected to have a significant impact on the Company's financial position or results of operations.

    In January 1999, the American Institute of Certified Public Accountants issued Statement of Position No. 98-9 (SOP 98-9), "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." This SOP retains the limitations of SOP 97-2 on what constitutes vendor-specific objective evidence of fair value. SOP 98-9 will be effective for transactions entered into in fiscal years beginning after March 15, 1999. The adoption of SOP 98-9 is not expected to have a significant impact on our financial position or results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." The SAB summarizes certain of the SEC's views regarding revenue recognition. The provisions of SAB No. 101, as amended by SAB No. 101A, are effective for the year which began January 1, 2000. The Company has analyzed the effect of the guidance outlined in SAB Nos. 101 and 101A, and does not believe that it will impact the Company's revenue recognition practices or financial statements.

  Foreign Currency Transactions

    The Company's operations are located in the U.S. and the Company denominates all sales in the U.S. dollar. Accordingly, the Company has no foreign currency translation adjustments.

2. Selected Balance Sheet Information

  Property and Equipment, Net

	1998	1999	March 31, 2000
Furniture, equipment and purchased software	$427,802	$465,965	$472,912
Leasehold improvements	15,132	79,886	89,986
Less accumulated depreciation and amortization	(343,663)	(413,153)	(430,213)

	$99,271	$132,698	$132,685

    Furniture, equipment and purchased software includes amounts acquired under capital leases of $32,025 and $45,143 as of December 31, 1998 and 1999, respectively. Accumulated amortization of furniture, equipment and purchased software under capital leases was $5,338, $12,617 and $14,874 as of December 31, 1998, 1999 and March 31, 2000, respectively.

  Goodwill, Net

	1998	1999	March 31, 2000
Goodwill	$29,985	$29,985	$29,985
Less accumulated amortization	(20,999)	(29,985)	29,985

	$8,986	$—	$—

  Accrued Expenses

	1998	1999	March 31, 2000
Accrued commissions	$93,430	$176,641	$134,145
Accrued profit-sharing		280,408	89,158
Accrued vacation	68,975	124,735	114,402
Accrued interest	61,366	30	—
Other accrued expenses	16,644		—

	$240,415	$581,814	$337,705

3. Financing Arrangements

  Lines of Credit

    In 1998, the Company entered into a $500,000 line of credit agreement (the "line of credit") with a bank which expires on July 1, 2000. The Company is required to receive bank approval prior to each draw on this line of credit. Borrowings bear interest at the greater of (a) 9.5% or (b) 1 point over the bank's reference rate (the bank's reference rate was 8.5% as of December 31, 1999). All principal and accrued interest is due in full on July 1, 2000. Borrowings under this agreement are guaranteed by certain members of the Company's board, all of whom are stockholders of the Company. The Company granted a security interest in the Company's software to these guarantors. Outstanding borrowings totaled $445,000 as of December 31, 1998. There were no borrowings outstanding under this line of credit as of December 31, 1999 or March 31, 2000.

    The Company issued the guarantors of the line of credit warrants to purchase an aggregate of 70,000 shares of the Company's common stock, at an exercise price of the lesser of (a) $3.20 per share or (b) 80% of the per-share price of the Company's next equity financing that raises gross proceeds of at least $250,000, if such financing occurs prior to December 31, 2000. If such a financing does not occur before December 31, 2000 or exercise, the warrants are exercisable at $3.20 per share. All warrants were fully vested at the time of issuance and expire on May 15, 2003. In 1999, the bank agreed to extend the expiration date of the line of credit from October 1998 to April 1, 2000. In return for continuing their guarantees of the Company's borrowings under the line of credit, in March 1999, the Company issued the guarantors additional warrants to purchase an aggregate of 70,000 shares of the Company's common stock, at the same exercise price as the first issuance of warrants related to the line of credit. These warrants were fully vested at the time of issuance and expire, if not exercised, on March 15, 2004.

    The fair value of these warrants, as determined using the Black Scholes options pricing model, was recorded as a debt issue cost and amortized to interest expense over the term of the line of credit agreement, as amended. The warrants issued in May 1998 were valued at $113,706 using the following assumptions: estimated fair value of common stock of $3.75, warrant term of five years; 30% expected volatility; dividend rate of zero and a 5.55% risk free interest rate. The warrants issued in March 1999 were valued at $4,272 using the following assumptions: estimated fair value of common stock of $1.12; warrant term of five years; 30% expected volatility; dividend rate of zero and a 5.00% risk free interest rate. The amount of interest expense resulting from the issuance of these warrants reported during 1998 and 1999 was $113,706 and $3,204, respectively.

    As of December 31, 1999 none of these warrants have been exercised.

    The Company had another $250,000 line of credit agreement (the Agreement) with a bank which expired on October 31, 1999. The Agreement included monthly interest payments based on a variable interest rate of 1% plus the greater of either the bank's prime rate or the average 3-month commercial paper rate. As of December 31, 1998, there were no borrowings under this line of credit.

  Convertible Debt

    In September and October 1997, the Company issued $500,000 of convertible notes payable in exchange for cash, including $275,000 of notes which were issued to members of (or related parties of) the Company's Board of Directors who are also stockholders of the Company and $100,000 of notes were issued to a customer and related party of the customer.

    These notes plus any interest accrued, at 10% annually, were originally due on the earlier of 30 days after the closing of a financing, as defined, or June 30, 1998. These notes plus accrued interest were, based upon a legal opinion, convertible at the holder's option into equity at any time, but no later than 30 days after the closing of an equity financing, as defined, at a price equal to $3.20 per share or, if less, 80% of the per unit price of the Company's next equity financing with gross proceeds of at least $1,000,000. The note agreements also provided that, if the holder elected not to convert their note upon the closing of a $1,000,000 equity financing and the equity financing resulted from the sale of "units" ("units" would consist of one share of stock and warrant to purchase stock) the Company would issue the note holder the same number of warrants that would have been issued had the note been converted and that such warrants would have an exercise price equal to those of warrants issued in connection with the equity financing. Such a financing did not close by June 30, 1998 and the notes were extended. In connection with the July 1998 note extension described below, the note holders irrevocably agreed to convert their notes at a price of $3.20 per share upon the closing of a financing, as defined. Such financing did not close by the extended maturity date and the notes were extended again in March 1999. In connection with the March 1999 note extension described below, the note holders and the Company agreed to modify the conversion price of the notes to equal the lesser of $3.20 or 80% of the per share price of the Company's next equity financing with gross proceeds of at least $1,000,000.

    The conversion rate of $3.20 per share granted to these note holders was less than the estimated per share fair value of the Company's common stock on the date the notes were issued. Accordingly, the Company recorded the conversion benefit given to the note holders in 1997 as a $125,000 credit to additional paid-in capital and a related charge to interest expense.

    In July 1998, the note holders agreed to extend the maturity date of the notes from June 30, 1998 to December 31, 1998. As consideration for agreeing to the extension, the Company issued the note holders warrants to purchase an aggregate of 78,120 shares of the Company's common stock, at an exercise price of $3.20 per share. All warrants were fully vested at the time of issuance and expire if not exercised by July 14, 2003.

    In March 1999, the note holders agreed to another extension of the maturity date to the earlier of (a) 30 days after the initial closing of an equity financing, as defined or (b) December 31, 1999. As consideration for agreeing to this extension, the Company issued the note holders additional warrants to purchase an aggregate of 78,120 shares of the Company's common stock at an exercise price equal to the lesser of (a) $3.20 per share or (b) 80% of the per share price of the Company's next equity financing that raises gross proceeds of at least $250,000, if such financing occurs prior to December 31, 2000. If such a financing does not occur before December 31, 2000, the warrants are exercisable at $3.20 per share. All warrants were fully vested at the time of issuance and expire March 14, 2004.

    The fair value of these warrants, as determined using the Black Scholes option pricing model, was recorded as a debt issue cost and amortized to interest expense over the remaining term of each note. The warrants issued in July 1998 were valued at $142,606 using the following assumptions: estimated fair value of common stock of $4.00 per share, warrant term of five years, 30% expected volatility, dividend rate of zero and a 5.41% risk free interest rate. The warrants issued in March 1999 were valued at $4,767 using the following assumptions: estimated fair value of $1.12 per share, warrant term of five years, 30% expected volatility, dividend rate of zero and a 5.00% risk free interest rate. The amount of interest expense resulting from the issuance of these warrants reported during 1998 and 1999 was $142,606 and $4,767, respectively.

    As of December 31, 1998 and 1999, none of these warrants have been exercised.

    On December 31, 1999 (the due date of the notes), the note holders elected to convert all amounts borrowed under the convertible notes ($500,000), plus accrued interest ($111,641) into 191,138 shares of common stock. Pursuant to terms of the convertible notes, if the price per share, in the Company's next equity financing with gross proceeds of at least $250,000 is less than $4.00 per share the Company will be required to issue the note holders additional shares. The number of additional shares, if any, to be issued to the note holders would be the number of additional shares necessary to adjust the conversion price of the notes to 80% of the per share price of the financing. If such a financing does not close by December 31, 2000, no additional shares will be issued to the note holders.

4. Stockholders' Equity

  Preferred Stock

    The Company has 1,000,000 shares of authorized preferred stock with a par value of $.01 per share. The Company's Board of Directors have the authority to designate the terms of the preferred stock; however as of December 31, 1999, none of these shares have been designated or issued.

  Stock Options

    1992 option plan:

    During 1992, the Company adopted a stock option plan (the Plan) pursuant to which a maximum of 660,000 shares of common stock were reserved for issuance. During 1997, the Board of Directors and shareholders approved an increase in the maximum shares of common stock reserved for issuance under the Plan to 1,000,000 shares. These options can be either incentive stock options or nonqualified options as designated by the Board of Directors at the time of grant. Incentive stock options may be granted to employees, including officers, at exercise prices determined at the discretion of the Board of Directors, but exercise prices must be at least 100% of the estimated fair value of the Company's stock on the date of grant (110% in the case of 10% or greater stockholders). Nonqualified stock options may be granted to directors, officers, employees and other eligible recipients at exercise prices determined at the discretion of the Board of Directors, but exercise prices must be at least 85% of the estimated fair value of the Company's common stock on the date of grant.

    The vesting and expiration terms of stock options granted under the Plan are determined by the Board of Directors at the time of grant, but in no event are options exercisable more than ten years after the date of grant (no more than five years in the case of 10% or greater stockholders). A summary of selected information regarding the stock option activity under the Plan during each of the three years in the period ended December 31, 1999, is as follows:

	Options	Weighted Average Exercise Price Per Option
Outstanding, December 31, 1996	556,200	$2.69
Granted	228,000	$3.75
Cancelled	(50,000)	$2.75

Outstanding, December 31, 1997	734,200	$3.02
Granted	117,500	$3.86
Cancelled	(553,100)	$3.43

Outstanding, December 31, 1998	298,600	$3.51
Granted	565,200	$2.56
Cancelled	(22,000)	$3.77

Outstanding, December 31, 1999	841,800	$2.90

    At December 31, 1999, 158,200 options were available for grant under the Plan.

    During the three month period ended March 31, 2000, the Company's Board of Directors approved the grant of 153,000 options for the purchase of common stock wih exercise prices to be set at the closing price of the Company's anticipated public offering. During the three month period ended March 31, 2000 the Company cancelled 46,200 options.

    The weighted average fair value of options granted under the Plan at the date of grant was $1.43, and $0.56 per option during 1997 and 1998, respectively. All of these options had exercise prices equal to the estimated fair value of common stock on the date of grant. The weighted average fair value of options granted under the Plan in 1999; with exercise prices greater than the fair value of common stock on the date of grant, with exercise prices equal to the fair value of common stock on the date of grant, and with exercise prices less than the fair value of common stock on the date of grant were $1.99, $3.32 and $2.03, per option, respectively.

    Other option grants:

      The Company's Board of Directors, at their discretion, may grant stock options that are not part of the Plan. Terms of such options are determined by the Board of Directors at the time of grant.

      In October 1998, the Company's Board of Directors approved the grant of 150,000 non-qualified options to an officer of the Company, with an exercise price of $4.00 per share. In addition, the Board of Directors authorized three non-qualified option agreements which amended previous 1996 and 1997 stock option grants to provide for accelerated vesting in the event of a change in control of the Company, as defined. All other significant terms of these options remained unchanged. These options, all of which were cancelled in 1999, had exercise prices ranging from $3.50 to $4.00 per common share. The weighted average exercise price and weighted average fair value of these options when they were granted were $3.79 and $0.60, respectively.

      In September 1999, the Company's Board of Directors approved the grant of 200,000 nonqualified options to an employee. Of these options, 50,000 were exercisable on the date of grant, and the remaining 150,000 vest at a rate of one-third of the options in September 2000, 2001 and 2002. These options have an exercise price of $2.50 per common share and expire, if not exercised, ten years after the date of grant. In November 1999, the Company's Board of Directors approved two option grants aggregating 350,000 options, to an officer. Of these options, 250,000 were exercisable on the date of grant and 100,000 vest at a rate of one-half of the options in November 2000 and November 2001. The options have an exercise price of $2.50 per share and expire, if not exercised, ten years from the date of grant. The officer receiving these option grants had held no stock options since the cancellation of all of his options in May 1999. The weighted average exercise price and weighted average fair value of these options when they were granted were $2.50 and $2.23, respectively. However, these options had exercise prices below the fair value of the Company's common stock on the date of grant. Accordingly, the Company has recorded stock compensation expense related to these options as described below under "Accounting for Stock-Based Compensation".

    Contingent option grants:

      In October 1998, the Company entered into an agreement with an officer of the Company under which (as amended in January, 1999) options to purchase 150,000 shares of the Company's common stock for $4.80 per share will be granted to this officer if the Company becomes publicly traded or if there is a change in control (as defined by the agreement) and the fair value of the Company's common stock reaches at least $4.80 per share (as defined). Under terms of the agreement, options to purchase an additional 150,000 shares of the Company's common stock for $6.40 per share will be granted to this officer if the Company becomes publicly traded or if there is a change in control (as defined by the agreement) and the fair value of the Company's common stock reaches at least $6.40 per share (as defined). These options, if granted, will be fully exercisable and will expire, if not exercised, ten years from the date of grant.

      The Company is contemplating an initial public offering of its common stock (the Offering). In the event the Offering price per share exceeds the price required for the options described above to be granted, the options would be granted and the Company would record a charge to its operations equal to the excess of the closing price of the Offering over the exercise price of the options, multiplied times the number of options granted.

    The following table summarizes information about all stock options outstanding and exercisable at December 31, 1999:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.70-$2.50	1,130,100	9.45 years	$2.49	421,600	$2.47
$3.50-$3.75	177,000	7.30 years	$3.72	90,625	$3.69
$4.00	69,700	8.54 years	$4.00	12,000	$4.00

	1,376,800			524,225

    During December 1999, the Company granted options to employees to purchase 15,000 shares with an exercise price equal to the Offering price. These options, which vest at a 25% rate annually, are not included in the above table.

  Warrants

    As of December 31, 1999, the Company had outstanding and exercisable warrants to purchase 357,562 shares of the Company's common stock at prices ranging from $2.50 to $3.75 per share, of which warrants to purchase 218,120 shares of the Company's common stock may have exercise prices lower than this range, if the per share price of the Company's next equity sale is at a price of less than $4.00 per share (see Note 3). The warrants expire at various dates through 2004 (see Note 3). As of December 31, 1999, the weighted average remaining contractual life of these warrants was 3.30 years and the weighted average exercise price of these warrants was $3.29.

  Employee Stock Purchase Plan

    In September 1999, the Company's Board of Directors approved, subject to shareholder approval, the adoption of an employee stock purchase plan and approved the issuance of up to 200,000 shares thereunder. The Company anticipates that the employee stock purchase plan will be implemented in 2000.

  Accounting for Stock-Based Compensation

    In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has chosen to continue to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation related to stock options granted in 1999 below fair value was approximately $997,650. Such compensation was initially recorded as unearned compensation and is being amortized over the vesting period of the related options. Total employee stock compensation expense recorded during 1999 was $489,195. As of December 31, 1999, remaining unearned stock compensation to be expensed as these options vest over future periods is $508,455.

    If the Company had elected to recognize compensation expense based on the fair value of the options granted at the date of grant as prescribed by SFAS No. 123, the Company's net income (loss) for 1997, 1998 and 1999 would have been the following pro forma amounts:

				March 31,
	1997	1998	1999	1999	2000
Net income (loss):
As reported	$(1,458,377)	$(228,827)	$736,712	$278,659	$402,428
Pro forma	(1,621,988)	(319,931)	59,647	267,298	282,077
Net income (loss) per common share—basic:
As reported	$(.34)	$.05	$.17	$.06	$.09
Pro forma	$(.37)	$(.07)	$.01	$.06	$.06
Net income (loss) per common share—diluted:
As reported	$(.34)	$.05	$.14	$.06	$.06
Pro forma	$(.37)	$(.07)	$.02	$.05	$.04

    For purposes of applying the minimum value method as prescribed by SFAS 123, the Company used ten years and four years as the expected holding period of the options for "directors and officers" and "employees," respectively. The risk-free rate used by the Company was the quoted U.S. Treasury "Strip" rate on the dates of the related option and warrant grants.

  Subsequent Events

    In February 2000, the Company's Board of Directors approved, subject to shareholder approval an increase in the number of authorized preferred and common shares to 5,000,000 and 25,000,000, respectively. In addition, the Board approved, subject to shareholder approval, the adoption of the 2000 Stock Incentive Plan and reserved 1,000,000 common shares for issuance under the plan.

    In March 2000, the shareholders voted to approve the increases in authorized shares and the 2000 Stock Incentive Plan.

5. Income Taxes

    Income tax expense (benefit) for the years ended December 1997, 1998 and 1999 and for the three months ended March 31, 2000 is summarized as follows:

				March 31,
	1997	1998	1999	1999	2000
Current	$—	$—	$66,000	$16,099	$51,971
Deferred	—	—	—	—	—

	$—	$—	$66,000	$16,099	$51,971

    The components of the Company's net deferred taxes are as follows:

	1998	1999
Net operating loss carryforward	$1,608,000	$1,080,000
Alternative minimum tax credit carryforward	24,000
Research and development tax credit carryforwards	221,000	222,000
Accrued compensation	21,000	90,000
Master reseller revenue deferred for financial reporting purposes	217,000	141,000
Deferred maintenance contract revenues	90,000	177,000
Property and equipment	8,000	14,000

Gross deferred tax assets	2,165,000	1,748,000
Valuation allowance	(2,165,000)	(1,748,000)

Net deferred taxes	$—	$—

    The net operating loss carryforwards as of December 31, 1999 may be offset against future taxable income and expire in various years through 2018. The research and development and alternative minimum tax credit carryforwards as of December 31, 1999 expire in various years through 2019. Valuation allowances have been established for all deferred tax assets, including tax benefits associated with the loss carryforwards and research and experimentation tax credit carryforwards in light of the Company's history of generating net operating losses.

    Under the Internal Revenue Code, certain stock transactions, including sales of stock and the granting of options to purchase stock, could limit the amount of net operating loss carryforwards that may be utilized on an annual basis to offset taxable income in future periods. If utilization is limited by such transactions, the net operating loss carryforwards may expire before they are utilized.

    A reconciliation of the income tax expense (benefit) to the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes is summarized as follows:

	1997	1998	1999
Amounts computed at statutory federal rate	$(496,000)	$(77,000)	$250,000
State income taxes, net of federal benefit	(55,000)	(9,000)	29,000
Foreign income tax			42,000
Limitation on utilization of net operating loss carryforwards	551,000	86,000
Utilization of net operating loss carryforwards subject to valuation allowance			(255,000)

Income tax expense (benefit)	$—	$—	$66,000

6. Employee Benefit Plans

    The Company has a savings and profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code (the Code), whereby eligible employees may contribute up to 20% of their pre-tax earnings, not to exceed amounts allowed under the Code. In addition, the Company may make contributions to the plan at the discretion of the Board of Directors in the form of a matching contribution or a profit sharing contribution. The Company made a profit sharing contribution to the plan for the year ended December 31, 1999 of $280,408 of which $80,590 was contributed to eligible employees' 401(k) Plan accounts. The Company did not make any contributions to the plan for the years ended December 31, 1997 and 1998.

7. Major Customer Information and Segment Information

    Customers that accounted for 10% or more of the Company's revenue or accounts receivable are as follows:

	Year Ended December 31,
	1997		1998		1999
	Revenues	Accounts Receivable	Revenues	Accounts Receivable	Revenues	Accounts Receivable
Customer A	10.0%	(1)	28.0%	49.8%	36.0%	36.9%
Customer B	15.0%	(1)	25.0%	(1)	20.0%	(1)
Customer C	(1)	17.7%	(1)	(1)	(1)	13.4%
Customer D	(1)	(1)	(1)	(1)	(1)	12.4%
Customer E	(1)	(1)	11.0%	14.9%	(1)	(1)
Customer F	(1)	12.7%	(1)	(1)	(1)	(1)
Customer G	(1)	12.3%	(1)	(1)	(1)	(1)

(1)
Customer accounted for less than 10% of revenues or accounts receivable, as applicable.

  Segment Information

    The Company operates in one reportable segment as defined by SFAS No. 131. The operations of the Company are primarily conducted in the United States, the Company's country of domicile. The Company monitors and manages its operations and resources on a Company-wide basis. Geographic data, determined by reference to the location of the end user, for the years ended December 31, 1997, 1998 and 1999 and for the three month period ended March 31, 2000 are as follows:

				March 31,
	1997	1998	1999	1999	2000
United States	$1,495,000	$2,231,000	$3,160,000	$534,000	$701,000
Europe	490,000	1,096,000	1,691,000	229,000	530,000
Asia Pacific	364,000	179,000	662,000	305,000	475,014
Other	11,384	11,098	192,287	115,459	—

Total revenues	$2,360,384	$3,517,098	$5,705,287	$1,183,459	$1,706,014

    All long-lived assets are located in the United States.

8. Operating and Capital Lease Commitments

    The Company leases its administrative and sales facility under an operating lease. The lease, which expires in July 2004, requires the Company to pay a pro rata share of the lessor's facility operating expenses. The Company also leases certain equipment under capital leases which expire at various dates through August 2002. Total rent expense, including a pro rata share of the lessor's operating expenses, was $96,825, $118,670, $146,981, $28,031 and $39,128 for the years ended December 31, 1997, 1998, 1999 and for the three month periods ended March 31, 1999 and 2000, respectively.

    As of December 31, 1999, future minimum lease payments due under noncancellable operating and capital leases are as follows:

Year Ending December 31	Operating Lease	Capital Lease
2000	$150,977	$20,307
2001	96,410	8,295
2002	105,248	3,928
2003	106,051
2004	61,863

Total minimum lease payments	$520,549	32,530

Less amount representing interest		(7,493)

Net minimum lease payments		$25,037

9. Related Party

    The Company's European master reseller is also a stockholder. The Company also pays certain commissions to this master reseller as compensation for sales made by other customers into Europe. During 1998 and 1999 the Company also paid fees to this master reseller for certain worldwide sales and marketing activities. Such commissions and fees, charged to operations, during 1997, 1998 and 1999 and during the three month periods ended March 31, 1999 and 2000 totaled approximately $0, $101,000, $175,000, $50,000 and $5,000, respectively.

            , 2000

[LOGO]

3,000,000 Shares of Common Stock

PROSPECTUS

ROTH CAPITAL PARTNERS, INC.	CRAIG HALLUM CAPITAL GROUP, INC.

    Through and including            , 2000 (25 days after the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

    You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy the shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The following table sets forth the costs and expenses, other than the underwriting discount and non-accountable expense allowance, payable by the Company in connection with the sale of common stock being registered. All of the amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

Amount to be Paid
SEC registration fee	$8,250
NASD fee	3,605
Nasdaq listing fee	66,875
Blue Sky fees and expenses	5,000
Legal fees and expenses	200,000
Accounting fees and expenses	225,000
Printing expenses	125,000
Transfer agent fees	5,000
Miscellaneous	11,270

Total	$650,000

Item 14. Indemnification of Directors and Officers.

    Minnesota law and the Company's bylaws provide that the Company shall, under certain circumstances and subject to certain limitations, indemnify any director, officer or employee of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Reference is made to Section 302A.521 of the Minnesota Business Corporation Act for a full statement of such indemnification rights.

    The Company has also entered into indemnification agreements with all of the directors and executive officers of the Company whereby the Company has agreed to indemnify and hold harmless the directors and executive officers from and against any claims, liability, damages or expenses incurred by them in or arising out of their status, capacities and activities with respect to the Company to the maximum extent permitted by Minnesota law. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

    The Company also maintains a directors and officers insurance policy pursuant to which directors and officers of the Company are insured against liability for certain actions in their capacity as directors and officers.

    Reference is also made to the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

    Since January 1, 1997, we have issued the following securities without registration under the Securities Act (share figures reflect the 2-for-1 split of our outstanding common stock effected as of January 31, 1997).

      (1) In September and October 1997, we sold a total of 500,000 in Convertible Promissory Notes to the following investors, for cash, under the terms of a Bridge Loan Agreement: J. B. (Brad) and Nancy Balogh; Union Associates Partnership (Rinet Company); Edna Lacey; Helmut and/or Heidi Muehl-Kuehner; William B. Richardson Revocable Living Trust; Quest Venture Partners; Perkins & Partners, Inc. Profit Sharing Plan and Trust; James F. Lyons; Perkins Capital Management, Inc. Profit Sharing Plan and Trust; Perkins Foundation; Edward E. Strickland; Strickland Family Limited Partnership; and Union Bank and Trust/Industricorp. Of these investors, the following are or were our officers, directors or affiliates of our officers or directors: J. B. (Brad) Balogh; Edna Lacey, wife of John Lacey, one of our former directors; Perkins Capital Management, Inc. Profit Sharing Plan and Trust; Perkins & Partners, Inc. Profit Sharing Plan and Trust; Perkins Foundation; Quest Venture Partners, of which Richard Perkins is a general partner; Edward E. Strickland; and Strickland Family Limited Partnership. The remaining investors are persons and entities who do not have and have not had any affiliation with the Company.

      In July 1998 and March 1999, we issued to these investors warrants to purchase a total of 156,240 shares of our common stock in exchange for their agreement to extend the maturity date of the Convertible Promissory Notes. All principal and accrued interest under the Convertible Promissory Notes was converted into a total of 191,138 shares of our common stock, at a conversion price of $3.20 per share, effective December 31, 1999. See "Certain Transactions—Bridge Loan Transactions."

      (2) On May 15, 1998, we issued to each of Doug Pihl, Paul G. Miller, Edward E. Strickland and Richard W. Perkins a warrant to purchase 17,500 shares of our common stock (70,000 shares total) in exchange for their agreement to guarantee repayment of any sums advanced to the Company under a line of credit with a bank. On March 15, 1999, we issued to each of these four individuals a warrant to purchase an additional 17,500 shares of our common stock (an additional 70,000 shares total) in exchange for their continuing agreement to guarantee repayment of any sums advanced under the same line of credit. Each of these four individuals was a member of our board of directors on May 15, 1998 and March 15, 1999.

      (3) In February 1999, we sold 12,500 shares of our common stock to Wesley E. Meador, an individual unaffiliated with the Company, at a cash price of $4.00 per share, or $50,000.

      (4) From January 1, 1997 through February 23, 2000, we granted to our non-officer employees the following options, none of which have been exercised, to purchase common stock under our 1992 stock option plan:

        (a) On March 17, 1997, we granted options to purchase 15,000 shares of common stock at an exercise price of $3.75 per share. Of these options, 5,000 remain outstanding and the balance have been canceled.

        (b) On May 21, 1997, we granted options to purchase 20,000 shares of common stock at an exercise price of $3.75 per share. Of these options, 10,000 remain outstanding and the balance have been canceled.

        (c) On July 10, 1997, we granted options to purchase 13,000 shares of common stock at an exercise price of $3.75 per share. Of these options, 2,500 remain outstanding and the balance have been canceled.

        (d) On August 20, 1997, we granted options to purchase 20,000 shares of common stock at an exercise price of $3.75 per share. Of these options, 10,000 remain outstanding and 10,000 have been canceled.

        (e) On January 9, 1998, we granted options to purchase 37,500 shares of common stock at an exercise price of $3.75 per share. Of these options, 23,000 remain outstanding and the balance have been canceled.

        (f)  On May 26, 1998, we granted options to purchase 11,000 shares of common stock at an exercise price of $3.75 per share. Of these options, 6,000 remain outstanding and the balance have been canceled.

        (g) On July 14, 1998, we granted options to purchase 30,000 shares of common stock at an exercise price of $4.00 per share. Of these options, 23,500 remain outstanding and the balance have been canceled.

        (h) On September 2, 1998, we granted options to purchase 12,000 shares of common stock at an exercise price of $4.00 per share. All of these options remain outstanding.

        (i)  On January 12, 1999, we granted options to purchase 10,000 shares of common stock at an exercise price of $4.00 per share. All of these options remain outstanding.

        (j)  On February 16, 1999, we granted options to purchase 1,700 shares of common stock at an exercise price of $2.50 share. All of these options have been canceled.

        (k) On May 18, 1999, we granted options to purchase 82,500 shares of common stock at an exercise price of $2.50 per share. Of these options, 66,000 remain outstanding and the balance have been canceled.

        (l)  On September 14, 1999, we granted options to purchase 85,000 shares of common stock at an exercise price of $2.50 per share. All of these options remain outstanding.

        (m) On December 14, 1999, we granted options to purchase 25,000 shares of common stock at an exercise price of $2.50 per share. All of these options remain outstanding.

        (n) On February 23, 2000, we granted options to purchase 63,000 shares of common stock at an exercise price equal to (i) the per share public offering price of the shares sold in the offering contemplated by this registration statement or (ii) if this offering is not completed by December 31, 2000, the fair market value of our common stock on February 23, 2000, the date of grant. Of these options, 61,000 remain outstanding and the balance have been canceled.

      (5) From January 1, 1997, through February 24, 2000, we granted to our directors and officers the following options, all of which remain outstanding and none of which have been exercised, to purchase common stock under our 1992 stock option plan:

        (a) On May 21, 1997, we granted options to purchase 20,000 shares of common stock at an exercise price of $3.75 per share.

        (b) On July 10, 1997, we granted options to purchase 15,000 shares of common stock at an exercise price of $3.75 per share.

        (c) On January 9, 1998, we granted options to purchase 25,000 shares of common stock at an exercise price of $3.75 per share.

        (d) On July 14, 1998, we granted options to purchase 10,000 shares of common stock at an exercise price of $4.00 per share.

        (e) On February 16, 1999, we granted options to purchase 10,000 shares of common stock at an exercise price of $4.00 per share.

        (f)  On May 18, 1999, we granted options to purchase 60,000 shares of common stock at an exercise price of $2.50 per share.

        (g) On September 14, 1999, we granted options to purchase 280,000 shares of common stock at an exercise price of $2.50 per share.

        (h) On December 14, 1999, we granted options to purchase 15,000 shares of common stock at an exercise price equal to (i) the per share public offering price of the shares sold in the offering contemplated by this registration statement or (ii) if this offering is not completed by December 31, 2000, the fair market value of our common stock on February 23, 2000, the date of grant.

        (i)  On February 23, 2000, we granted options to purchase 60,000 shares of common stock at an exercise price equal to (i) the per share public offering price of the shares sold in the offering contemplated by this registration statement or (ii) if this offering is not completed by December 31, 2000, the fair market value of our common stock on February 23, 2000, the date of grant.

        (j)  On February 24, 2000, we granted options to purchase 30,000 shares of common stock at an exercise price equal to (i) the per share public offering price of the shares sold in the offering contemplated by this registration statement or (ii) if this offering is not completed by December 31, 2000, the fair market value of our common stock on February 23, 2000, the date of grant.

      (6) From January 1, 1997, through February 23, 2000, we granted options to three of our executive employees to purchase 1,030,000 shares of common stock outside of our stock option plans. Of these, options to purchase 480,000 of these shares have been canceled without being exercised, none have been exercised, and 550,000 remain outstanding as of February 23, 2000. These options are summarized as follows:

        (a) In October 1998, we entered into two stock option agreements with Patrick Donlin, who at that time was our Vice President, Development. One agreement amended a previous agreement and granted him options to purchase 80,000 shares at an exercise price of $3.75 per share. The second agreement granted him options to purchase 50,000 shares at an exercise price of $4.00 per share. All 130,000 of these options were cancelled effective November 20, 1998.

        (b) In October 1998, we entered a stock option agreement with J. B. (Brad) Balogh, our President and Chief Executive Officer, under which we granted him options to purchase 150,000 shares at an exercise price of $4.00 per share. On the same date we also entered into two option agreements with Mr. Balogh, which amended previous 1996 and 1997 stock option agreements, granting him options to purchase 120,000 shares at an exercise price of $3.75 per share and 80,000 shares at an exercise price of $3.50 per share. All 350,000 of these options were cancelled effective May 18, 1999.

        (c) On September 14, 1999, we entered into an Executive Stock Option Agreement with Ed Peek, our Vice President, Sales. Under that agreement, we granted Mr. Peek options to purchase 200,000 shares of our common stock at $2.50 per share. These options are currently vested with respect to 50,000 shares and will vest with respect to an additional 50,000 shares on each of September 14, 2000, September 14, 2001, and September 14, 2002.

        (d) On November 22, 1999, we entered into two Executive Stock Option Agreements with Mr. Balogh. Under these agreements, we granted Mr. Balogh options to purchase an aggregate of 350,000 shares of our common stock at $2.50 per share. These options are currently vested with respect to 250,000 shares and will vest with respect to an additional 50,000 shares on each of November 22, 2000 and November 22, 2001.

    With respect to the sales of the convertible notes, warrants and common stock described in paragraphs (1), (2) and (3) above, the Company relied on Section 4(2) of the Securities Act and Rule 506 of Regulation D: each sale was to fewer than thirty-five (35) purchasers; each sale complied with all of the terms and conditions of Regulation D; each investor was "accredited" within the meaning of Rule 501(a); neither the Company nor any person acting on its behalf engaged in general solicitation or advertising in connection with any of those sales; each investor in each sale represented in writing to the Company that the investor was acquiring the security for investment purposes only and not with a view to resale or distribution; the Company disclosed in writing to each investor in each sale that the securities were unregistered and could not be sold unless they were registered or an exemption from registration was available; and the Company affixed legends to the stock certificates and other instruments issued prohibiting transfer without registration under the Securities Act or the availability of an exemption from registration.

    With respect to the grants of options to employees described in paragraph (4) above, the Company relied on Rule 701 promulgated under the Securities Act. At the time of each grant: the Company was an eligible issuer under Rule 701(b) (or 701(a) of the precursor to the current Rule 701); the Company granted the options under a written compensatory benefit plan established by the Company for the participation of employees, as required by Rule 701(c) (or 701(a) of the precursor to the current Rule 701); each grantee of the options described in paragraph (4) was employed by the Company at the time of grant; the aggregate sales price or amount of options granted in reliance on Rule 701 during any consecutive 12-month period did not exceed the restrictions imposed by Rule 701(d) (or 701(b)(5) of the precursor to the current Rule 701); the Company delivered to each employee a copy of the compensatory benefit plan or contract, as applicable, as required by Rule 701(e) (or 701(b)(3) of the precursor to the current Rule 701); and the aggregate sales price or amount of securities sold during any consecutive 12-month period did not exceed $5 million so as to trigger the supplemental disclosure requirements of Rule 701(e) (or the $5 million ceiling imposed by 701(b)(5) of the precursor to the current Rule 701). The Company has not sold any of the common stock underlying the options described in paragraph (4). In accordance with Preliminary Note 3 of Rule 701, the Company reserves the right to claim any other exemption that is available, including Section 4(2) of the Securities Act.

    With respect to the grants of the options to directors and officers, as described in paragraphs (5) and (6) above, the Company relied on Section 4(2) of the Securities Act. The Company has not sold any of the common stock underlying the options described in paragraphs (5) and (6).

Item 16. Exhibits and Financial Statement Schedules.

             (a)  Exhibits

Exhibit No.	Description

1.1**	Form of Underwriting Agreement.
3.1	Articles of Incorporation, as amended (as currently in effect).
3.2*	Bylaws (as currently in effect).
4.1*	Form of Warrant, dated May 15, 1998, in connection with the Contribution and Security Agreement.
4.2*	Form of Warrant, dated July 15, 1998, in connection with the Bridge Loan Extension.
4.3*	Form of Warrant, dated March 15, 1999, in connection with the Contribution and Security Agreement.
4.4*	Form of Warrant, dated March 15, 1999, in connection with the Bridge Loan Extension.
4.5*	Form of Convertible Promissory Note, dated October 1, 1992, in connection with 1992 Bridge Loan Financing.
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP.
10.1*	Lease Agreement, dated June 24, 1999, between LSC, Incorporated and Principal Life Insurance Company.
10.2	Amended and Restated Employee Stock Purchase Plan.
10.3*	1992 Stock Option Plan.
10.4*	Form of Stock Option Agreement under the 1992 Stock Option Plan.
10.5*	2000 Stock Incentive Plan.
10.6	Form of Non-Statutory Stock Option Agreement under the 2000 Stock Incentive Plan.
10.7	Form of Incentive Stock Option Agreement under the 2000 Stock Incentive Plan.
10.8*	Executive Stock Option Agreement, dated October 30, 1998, as amended, between LSC, Incorporated and J. B. (Brad) Balogh.
10.9*	Executive Stock Option Agreement, dated November 22, 1999, between LSC, Incorporated and J. B. (Brad) Balogh.
10.10*	Executive Stock Option Agreement, dated November 22, 1999, between LSC, Incorporated and J. B. (Brad) Balogh.
10.11*	Form of Indemnification Agreement for directors and executive officers of LSC, Incorporated.
10.12*	Company Commercial/Agricultural Revolving or Draw Note in favor of Bank Windsor (now Associated Bank Minnesota), dated November 15, 1999.
10.13*	Bridge Loan Agreement dated September 11, 1997.
10.14*	Contribution and Security Agreement, dated May 15, 1998, between LSC, Incorporated and the Co-Obligees.
10.15*	Form of Bridge Note Extension and Conversion dated July 15, 1998.
10.16*	Form of Bridge Note Extension and Conversion dated March 15, 1999.
10.17*	Master Reseller Agreement, effective December 31, 1999, between LSC, Incorporated and HMK Computer Technologies GmbH.(1)

10.18*	Software Distribution Agreement, effective dated September 12, 1997 between LSC, Incorporated and Storage Technology Corporation, as amended.(1)
23.1	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
27.1	Financial Data Schedule.

*
Previously filed.

**
To be filed by amendment.

(1)
Confidential treatment has been requested with respect to designated portions contained within this exhibit. Such portions have been omitted and filed with the Commission pursuant to Rule 406 under the Securities Act.

  (b)  Financial Statement Schedules.

    Report of Independent Accountants on Financial Statement Schedule

    Schedule II—Valuation and Qualifying Accounts for the Years Ended December 31, 1997, 1998 and 1999.

Item 17. Undertakings.

      (a) The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Minnesota Business Corporation Act, the Articles of Incorporation or Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Minneapolis, Minnesota on this 3rd day of May, 2000.

LSC, INCORPORATED

By:	/s/ J. B. (BRAD) BALOGH J. B. (Brad) Balogh President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated, on May 3, 2000.

Signature	Title

* Paul G. Miller	Chairman of the Board of Directors
/s/ J. B. (BRAD) BALOGH J. B. (Brad) Balogh	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ ELIZABETH A. BRANDT Elizabeth A. Brandt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Donald D. Crouse	Director
* Clark H. Masters	Director
* Richard W. Perkins	Director
* Mark A. Shepherd	Director

* Edward E. Strickland	Director
* Jeffrey A. Pancottine	Director
/s/ J. B. (BRAD) BALOUGH J. B. (Brad) Balough	*Attorney-in-fact
/s/ ELIZABETH A. BRANDT Elizabeth A. Brandt	*Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement.
3.1		Articles of Incorporation, as amended (as currently in effect).
3.2	*	Bylaws (as currently in effect).
4.1	*	Form of Warrant, dated May 15, 1998, in connection with the Contribution and Security Agreement.
4.2	*	Form of Warrant, dated July 15, 1998, in connection with the Bridge Loan Extension.
4.3	*	Form of Warrant, dated March 15, 1999, in connection with the Contribution and Security Agreement.
4.4	*	Form of Warrant, dated March 15, 1999, in connection with the Bridge Loan Extension.
4.5	*	Form of Convertible Promissory Note, dated October 1, 1992, in connection with 1992 Bridge Loan Financing.
5.1		Opinion of Oppenheimer Wolff & Donnelly LLP.
10.1	*	Lease Agreement, dated June 24, 1999, between LSC, Incorporated and Principal Life Insurance Company.
10.2		Amended and Restated Employee Stock Purchase Plan.
10.3	*	1992 Stock Option Plan.
10.4	*	Form of Stock Option Agreement under the 1992 Stock Option Plan.
10.5	*	2000 Stock Incentive Plan.
10.6		Form of Non-Statutory Stock Option Agreement under the 2000 Stock Incentive Plan.
10.7		Form of Incentive Stock Option Agreement under the 2000 Stock Incentive Plan.
10.8	*	Executive Stock Option Agreement, dated October 30, 1998, as amended, between LSC, Incorporated and J. B. (Brad) Balogh.
10.9	*	Executive Stock Option Agreement, dated November 22, 1999, between LSC, Incorporated and J. B. (Brad) Balogh.
10.10	*	Executive Stock Option Agreement, dated November 22, 1999, between LSC, Incorporated and J. B. (Brad) Balogh.
10.11	*	Form of Indemnification Agreement for directors and executive officers of LSC, Incorporated.
10.12	*	Company Commercial/Agricultural Revolving or Draw Note in favor of Bank Windsor (now Associated Bank Minnesota), dated November 15, 1999.
10.13	*	Bridge Loan Agreement dated September 11, 1997.
10.14	*	Contribution and Security Agreement, dated May 15, 1998, between LSC, Incorporated and the Co-Obligees.
10.15	*	Form of Bridge Note Extension and Conversion dated July 15, 1998.
10.16	*	Form of Bridge Note Extension and Conversion dated March 15, 1999.
10.17	*	Master Reseller Agreement, effective December 31, 1999, between LSC, Incorporated and HMK Computer Technologies GmbH.(1)
10.18	*	Software Distribution Agreement, effective dated September 12, 1997 between LSC, Incorporated and Storage Technology Corporation, as amended.(1)

23.1		Consent of PricewaterhouseCoopers LLP.
23.3		Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on the signature page).
27.1		Financial Data Schedule.

*
Previously filed.

**
To be filed by amendment.

(1)
Confidential treatment has been requested with respect to designated portions contained within this exhibit. Such portions have been omitted and filed with the Commission pursuant to Rule 406 under the Securities Act.

REPORT OF INDEPENDENT ACCOUNTANTS ON
FINANCIAL STATEMENT SCHEDULE

    In connection with our audits of the consolidated financial statements of LSC, Incorporated as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, which financial statements are included in the Prospectus, we have audited the financial statement schedule listed in item 16(b) herein.

    In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                      /s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
January 28, 2000, except as to
Note 3, convertible debt, and
Note 4, as to which
the date is March 10, 2000

S-1

LSC Schedules

Schedule II—Valuation and Qualifying Accounts for
the Years Ended December 31, 1997, 1998 and 1999

Valuation Accounts	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
Allowance for Doubtful Accounts
1997	—	6,192	—	6,192
1998	6,192	—	6,192	—
1999	—	35,400	35,400	—

Deductions reflect write-off of customer accounts receivable

S-2

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Business
Industry Background
Our Market Positioning and Strategy
Our History and Structure
RISK FACTORS
YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY UNCERTAIN
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA (in thousands, except share and per share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX
REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE
Schedule II—Valuation and Qualifying Accounts for the Years Ended December 31, 1997, 1998 and 1999